Exhibit 10.2

OFFICE LEASE

THIS OFFICE LEASE is executed this 15th day of August, 2014 by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership ("Landlord"), and CHANNELADVISOR CORPORATION, a Delaware corporation ("Tenant").

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)    Leased Premises (shown outlined on Exhibit A attached hereto): Suites 100, 300, 400, and 500 of the building to be constructed by Landlord, which will be commonly known as Perimeter Four (the "Building"), located at 3025 Carrington Mill Boulevard, Morrisville, North Carolina 27560, within Perimeter Park (the "Park").

(b)    Rentable Area: approximately 136,538 rentable square feet. The Rentable Area includes the square footage within the Leased Premises plus a pro rata portion of the square footage of the common areas within the Building, as reasonably determined by Landlord. For information purposes only, Landlord used the Building Owners and Managers Association International ("BOMA") Standard Method for Measuring Floor Area In Office Buildings (American National Standard ANSI-Z65.1-1996 approved June 7, 1996 by American National Standards Institute, Inc.) in determining the useable area of the Building plus a 10.5% add-on factor for single-tenant floors or a 17.4% add-on for multi-tenant floors for common areas to determine the rentable area of the Leased Premises. Landlord and Tenant hereby acknowledge and agree that the square footage of the Rentable Area as set forth above is estimated by Landlord based upon the preliminary construction plans and will be subject to re-measurement by Landlord on or before the Commencement Date (as hereinafter defined). Without limiting the foregoing, if Tenant delivers to Landlord a written objection to Landlord's re-measurement of the Rentable Area within ten (10) days after Tenant's receipt of Landlord's determination of the same, and the parties cannot agree on the Rentable Area within ten (10) days after Tenant's written objection, Tenant may choose arbitration to determine the Rentable Area. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within five (5) days after expiration of such ten (10) day period ("Arbitration Notice"). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, Tenant shall appoint an architect to determine the Rentable Area. If the architects cannot agree upon the Rentable Area within ten (10) days after the appointment of Tenant's architect, then, within ten (10) days after the expiration of such ten (10) day period, the two architects shall select a third architect. Once the third architect has been selected as provided for above, then such third architect shall within five (5) days after appointment make its determination of the Rentable Area. The average of the two closest determinations of the Rentable Area shall be used and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its architect and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant shall have no further right to object to Landlord's determination of the Rentable Area. At the option of either party, Landlord and Tenant shall enter into an amendment to this Lease confirming the terms of such re-measurement.

(c)    Tenant's Proportionate Share: 71.03% (based on 136,538 rentable square feet within the Leased Premises divided by the 192,225 rentable square feet within the Building).

(d)    Minimum Annual Rent

H:\ChannelAdvisor.7(final).doc

Year 1            $3,208,643.00 ($23.50 per rsf)
Year 2            $3,296,880.60 ($24.15 per rsf)
Year 3            $3,387,544.70 ($24.81 per rsf)
Year 4            $3,480,702.20 ($25.49 per rsf)
Year 5            $3,576,421.40 ($26.19 per rsf)
Year 6            $3,674,772.90 ($26.91 per rsf)
Year 7            $3,775,829.00 ($27.65 per rsf)

(e)    Monthly Rental Installments:

Months    1 – 12        $267,386.91
Months    13 – 24        $274,740.05
Months    25 – 36        $282,295.39
Months    37 – 48        $290,058.51
Months    49 – 60        $298,035.11
Months 61 – 72        $306,231.07
Months 73 – 84        $314,652.41

(f)    Base Year: 2016.

(g)    Target Commencement Date: October 1, 2015 with a day-for-day adjustment for each day after July 31, 2014 that this Lease is not yet executed by Tenant and delivered to Landlord).

(h)    Lease Term: Seven (7) years.

(i)    Security Deposit: $3,208,643.00, which shall be in the form of a Letter of Credit (as defined in Article 4 below).

(j)    Broker(s): Duke Realty Services of Indiana, LLC representing Landlord and Synergy Commercial Advisors, LLC representing Tenant.

(k)    Permitted Use: General office purposes, including without limitation software development and training.

(l)    Address for notices and payments are as follows:

Landlord:    Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn.:     Raleigh Market – Vice President,
Asset Management & Customer Service
3005 Carrington Mill Road, Suite 100
Morrisville, North Carolina 27560

With
Payments to:    Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, Illinois 60675-3205

Tenant (prior to occupancy):    ChannelAdvisor Corporation
2701 Aerial Center Parkway
Morrisville, North Carolina 27560

Tenant (following occupancy):    ChannelAdvisor Corporation
3025 Carrington Mill Boulevard, Suite 100
Morrisville, North Carolina 27560

(m)    Guarantor(s): None.

EXHIBITS
Exhibit A:    Leased Premises
Exhibit B:    Tenant Improvements
Exhibit B-1:    Base Building Specifications
Exhibit B-2:    Preliminary Plans
Exhibit C:    Letter of Understanding
Exhibit D:    Rules and Regulations
Exhibit E:    Form of Irrevocable Letter of Credit
Exhibit F:    Dog Relief Area
Exhibit G:    Expansion Space
Exhibit H:    Form of Tenant Event Agreement

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the "Common Areas"): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, including without limitation the main Building lobby, elevators, multi-tenant floor hallways, multi-tenant floor restrooms, parking areas and patios.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Lease Term shall commence as of the date (the "Commencement Date") that Substantial Completion (as defined in Exhibit B hereto) of the Tenant Improvements (as defined in Section 2.02 below) occurs.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the "Tenant Improvements") in accordance with Exhibit B attached hereto and made a part hereof. Landlord shall also improve the site and construct the Building, at Landlord's expense, in accordance with the base Building specifications set forth in Exhibit B-1 attached hereto and made a part hereof.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises or where located (i) Tenant's Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls) installed by or on behalf of Tenant, and (iii) any alterations required to be removed pursuant to Section 7.03 below (excluding the initial Tenant Improvements; provided, however, that any commercial grade kitchen must be removed), and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear, damage by casualty or condemnation, and repairs and maintenance that are the responsibility of Landlord as expressly set forth in this Lease excepted. Landlord shall notify Tenant at the time of the approval of the CD's (as defined in Exhibit B hereto) whether Landlord considers any portion of the Tenant Improvements to be a "commercial grade kitchen", and if Landlord considers such improvements to include a commercial grade kitchen, Tenant may adjust the CD's to modify the improvements. All of Tenant's Property that is not removed within ten (10) days following Landlord's written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord's remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a)    "Annual Rental Adjustment" shall mean the amount of Tenant's Proportionate Share of Operating Expenses for a particular calendar year.

(b)    "Operating Expenses" shall mean the amount of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been one hundred percent (100%) occupied, but in no event shall Landlord adjust Operating Expenses that remain constant regardless of occupancy levels), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning ("HVAC") system; costs associated with providing fitness facilities, if any; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; security patrols; license, permit and inspection fees; management fees (which shall not exceed 4% of the gross rents for the Building); administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles), and only the amortized portion shall be included in Operating Expenses. In the event Landlord changes a policy by adding a service to the Building that was not provided in the Base Year, there shall be an assumed charge added to the Base Year calculation for purposes of that service (for example, in the event Landlord adds a full time, dedicated security guard to the Building following the Base Year, there shall be an assumed cost of such security guard added to the calculation of the Base Year amount). Notwithstanding the foregoing, Operating Expenses shall not include the following:

(i)    costs incurred in connection with or directly related to Landlord's initial construction and development of the Building and the Park;

(ii)    legal and other fees, so-called "take over" or "buy-out" obligations, advertising expenses, and other costs incurred in connection with the original leasing of the Building or Park, or future releasing of the Building or Park or disputes with tenants;

(iii)    any items not otherwise excluded to the extent Landlord is reimbursed by insurance (or would have been reimbursed by insurance if Landlord had carried the insurance required by this Lease) or otherwise compensated, including direct reimbursement by any tenant;

(iv)    a bad debt loss, rent loss, or reserves for bad debts or rent loss, or any other reserve for anticipated future expenses;

(v)    costs representing amounts paid to an affiliate of Landlord for services or materials that are materially in excess of the amounts that would have been paid in the absence of such relationship;

(vi)    all interest or penalties incurred as a result of Landlord's failure to pay any costs as the same become due, except resulting from the failure of Tenant to pay rent in a timely manner;

(vii)    the costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy asbestos-containing materials or other materials from the Building or Common Areas that have been classified as "Hazardous Substances" under Environmental Laws (as defined under Section 15.01(a) of the Lease) as of the date of this Lease;

(viii)    all ground lease rent payable by Landlord;

(ix)    rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems or in the event of an emergency) that, if purchased rather than rented, would constitute a capital item that is specifically excluded (excluding, however, equipment not affixed to the Building that is used in providing janitorial or similar services);

(x)    costs, including permit, license and inspection costs, incurred with respect to the installation of tenants' or other occupants' improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(xi)    depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the items shall be amortized over its reasonably anticipated useful life;

(xii)    marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(xiii)    expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly but that are provided to another tenant or occupant of the Building free of charge;

(xiv)    costs incurred by Landlord due to the violation by Landlord or any tenant other than Tenant of the terms and conditions of any lease of space in the Building;

(xv)    interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building;

(xvi)    Landlord's general corporate overhead and general corporate administrative expenses;

(xvii)    the cost of any electric power used by any tenant in the Building for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or submetered and pays Landlord directly; provided, however, that if any tenant in the Building contracts directly for electric power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for the Building shall be "grossed up" to reflect what those costs would have been had each tenant in the Building used the Building-standard amount of electric power;

(xviii)    services and utilities provided and costs incurred in connection with the operation of any retail and restaurant operations in the Building (if any), except to the extent the square footage of such operations are included in the rentable square feet of the Building and do not exceed the services and utility costs which would have been incurred had the retail and/or restaurant space been used for general office purposes;

(xix)    tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(xx)    costs arising from Landlord's charitable or political contributions;

(xxi)    costs arising from defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof that are discovered within one (1) year of the Commencement Date;

(xxii)    costs for sculpture, paintings or other objects of art;

(xxiii)    costs (including in connection therewith all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building that are not associated with Landlord’s reasonable, good faith attempts to reduce a component of Operating Expenses; and

(xxiv)    costs associated with the operation of the business of the partnership or entity that constitutes Landlord as the same are distinguished from the costs of operation of the Building including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), and costs of syndicating.

(c)    "Tenant's Proportionate Share of Operating Expenses" shall mean an amount equal to the remainder of (i) the product of Tenant's Proportionate Share times the Operating Expenses less (ii) Tenant's Proportionate Share times the Operating Expenses for the Base Year, provided that such amount shall not be less than zero.

(d)    "Real Estate Taxes" shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord's business of leasing the Building (e.g., a sales tax on rental payments), by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes.

Section 3.03. Payment of Additional Rent.

(a)    Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b)    In addition to the Minimum Annual Rent specified in this Lease, commencing as of January 1, 2017, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, together with documentation evidencing the reason for the increase, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the "Prime Rate") plus six percent (6%) per annum; provided, however, such interest rate shall not be less than twelve percent (12%) per annum.

Section 3.05. Maximum Increase in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Proportionate Share of Real Estate Taxes, insurance premiums, utilities, janitorial services, snow removal, landscaping, management fees (subject to the cap set forth in Section 3.02(b) above), and charges assessed against the Building pursuant to any covenants or owner's association ("Uncontrollable Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses that are not Uncontrollable Expenses (herein "Controllable Expenses") shall be limited to a six percent (6%) per annum increase over the amount the Controllable Expenses per rentable square foot for the immediately preceding calendar year would have been had the Controllable Expenses per rentable square foot increased at the rate of six percent (6%) in all previous calendar years beginning with the actual Controllable Expenses per rentable square foot for the calendar year ending December 31, 2017.

Section 3.06. Inspection and Audit Rights.

(a)    Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the one hundred eighty (180) day period following the delivery of Landlord's statement of the actual amount of the Annual Rental Adjustment (the "Inspection Period"), such of Landlord's books of account and records as pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord's North Carolina office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord's reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party's calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant's failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment.

(b)    If the audit referenced in Section 3.06(a) above demonstrates that Landlord's calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, or if Landlord and Tenant otherwise agree that Landlord's calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such audit confirmation or undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that were errors costing Tenant in excess of five percent (5%) of Tenant's actual Operating Expense liability for any calendar year, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed $5,000.00 within the above thirty (30) day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord's statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit.

(c)    All of the information obtained through Tenant's inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises, the Building and/or the Park as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of this Lease.

ARTICLE 4 - SECURITY DEPOSIT

Section 4.01. Security Deposit. Upon Tenant's execution of this Lease, Tenant will deliver to Landlord an Irrevocable Letter of Credit (the "Letter of Credit") in the amount of the Security Deposit, in substantially the form attached hereto as Exhibit E and made a part hereof from a financial institution acceptable to Landlord. Tenant shall cause the Letter of Credit to be maintained in full force and effect throughout the Lease Term and during the sixty (60) day period after the later of (a) the expiration of the Lease Term or (b) the date that Tenant delivers possession of the Leased Premises to Landlord, as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event that, during the Lease Term, Tenant fails to deliver to Landlord a renewal or replacement to the Letter of Credit by a date no later than forty-five (45) days prior to its expiration date, Landlord shall have the right to demand and receive payment in full under the letter of credit and to hold the cash proceeds as the Security Deposit under this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. At the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant.

Section 4.02. Reduction of Security Deposit,

(a)    Commencing as of the third (3rd) anniversary of the Commencement Date, the Security Deposit may be reduced to $2,406,482.25, provided that (i) the Letter of Credit is then in full force and effect (i.e. it has not been converted to cash), (ii) Tenant is not in default hereunder and no facts or circumstances exist which with the giving of notice or the passage of time or both would constitute a default hereunder. Following such reduction in the Letter of Credit, and provided the conditions set forth in clauses (i) and (ii) are satisfied, Landlord shall (at no cost to Landlord) (A) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit reducing the Letter of Credit by $802,160.75, but which does not otherwise amend or modify the same, and (B) execute and deliver to the issuer of the Letter of Credit such instruments as may be reasonably required by such issuer to effectuate such reduction.

(b)    Commencing as of the fourth (4th) anniversary of the Commencement Date, the Security Deposit may be reduced to $1,604,321.50, provided that (i) the Letter of Credit is then in full force and effect (i.e. it has not been converted to cash), (ii) Tenant is not in default hereunder and no facts or circumstances exist which with the giving of notice or the passage of time or both would constitute a default hereunder. Following such reduction in the Letter of Credit, and provided the conditions set forth in clauses (i) and (ii) are satisfied, Landlord shall (at no cost to Landlord) (A) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit reducing the Letter of Credit by $802,160.75, but which does not otherwise amend or modify the same, and (B) execute and deliver to the issuer of the Letter of Credit such instruments as may be reasonably required by such issuer to effectuate such reduction.

(c)    Commencing as of the fifth (5th) anniversary of the Commencement Date, the Security Deposit may be reduced to $802,160.75, provided that (i) the Letter of Credit is then in full force and effect (i.e. it has not been converted to cash), (ii) Tenant is not in default hereunder and no facts or circumstances exist which with the giving of notice or the passage of time or both would constitute a default hereunder. Following such reduction in the Letter of Credit, and provided the conditions set forth in clauses (i) and (ii) are satisfied, Landlord shall (at no cost to Landlord) (A) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit reducing the Letter of Credit by $802,160.75, but which does not otherwise amend or modify the same, and (B) execute and deliver to the issuer of the Letter of Credit such instruments as may be reasonably required by such issuer to effectuate such reduction.

(d)    In the event Tenant exercises its option to extend the Lease Term as set forth in Section 17.02 below, then commencing as of the first (1st) day of the first Extension Term (as defined in Section 17.02), the Security Deposit may be reduced to $314,652.41, provided that (i) the Letter of Credit is then in full force and effect (i.e. it has not been converted to cash), (ii) Tenant is not in default hereunder and no facts or circumstances exist which with the giving of notice or the passage of time or both would constitute a default hereunder. Following such reduction in the Letter of Credit, and provided the conditions set forth in clauses (i) and (ii) are satisfied, Landlord shall (at no cost to Landlord) (A) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit reducing the Letter of Credit by $487,508.34, but which does not otherwise amend or modify the same, and (B) execute and deliver to the issuer of the Letter of Credit such instruments as may be reasonably required by such issuer to effectuate such reduction.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord. Without limiting anything herein, Tenant shall be entitled to arrange for food trucks to operate outside of the Building during typical lunch and break periods provided that Tenant executes Landlord's typical form of tenant event agreement allowing such activity, which form is attached hereto as Exhibit H and made a part hereof.

Section 5.02. Covenants of Tenant Regarding Use.

(a)    Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building contained in the certain Declaration of Protective Covenants recorded in Book 14001, Page 2041, Wake County Registry, as may be amended, and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable and customary directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit D and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant.

(b)    Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord's directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not knowingly use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord's Rights Regarding Use. Without limiting any of Landlord's rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper so long as any such control, change or alteration does not materially and adversely affect Tenant's use of the Leased Premises for the Permitted Use, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon twenty-four (24) hours' prior notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant's compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Notwithstanding anything to the contrary contained herein, in the event Landlord has scheduled a major repair that may cause disruption to Tenant’s normal business operations in the Leased Premises, Landlord shall give Tenant at least twenty-four (24) hours advance notice of such repair (except in the event of an emergency).

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Landlord shall at all times operate the Building in a manner consistent with other comparable suburban office buildings. Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant's use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:

(a)    HVAC between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday of each week except on Legal Holidays. For Saturday service, Tenant shall endeavor to provide forty-eight (48) hour prior notice to Landlord (which request may be verbal or by means of email) in which case the system will be engaged by Landlord, and failing such notice Tenant shall be entitled to engage the HVAC system from within the Leased Premises. For purposes of this Lease, "Legal Holidays" shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas Day; provided if any such Legal Holiday is observed on a weekend day, Landlord may observe such Legal Holiday on the business day either immediately preceding or immediately after such weekend. As of the date of this Lease, the charge for after-hours HVAC is $45.00 per hour per zone (for purposes of clarification, Tenant shall not pay the after-hours charge for Saturday hours between 9:00 a.m. and 1:00 p.m. provided it has given Landlord the notice required above), which charge is subject to change from time to time in Landlord's discretion; provided, however, that any increase in said charge will be uniformly applied to all tenants of the Building;

(b)    Electrical current not to exceed an average of four (4) watts per square foot at 120/208 volts for general power of which one (1) watt can be used for lighting in accordance with local code;

(c)    Water in the Common Areas for lavatory and drinking purposes, and lighting and electricity in the Common Areas;

(d)    Automatic elevator service;

(e)    Cleaning and janitorial service in the Leased Premises and Common Areas on Monday through Friday of each week except legal holidays; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(f)    Washing of windows at intervals reasonably established by Landlord;

(g)    Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage. Tenant shall be entitled to install LED lighting within the Leased Premises, but the repair and replacement of LED fixtures and the replacement of LED bulbs shall be Tenant's responsibility. In the event that Tenant does not extend the original Lease Term for at least five (5) years, Tenant acknowledges and agrees that it must replace any LED fixtures so that all LED fixtures remaining in the Leased Premises are covered by a warranty for a period of not less than five (5) years following the expiration date of the Lease;

(h)    Maintenance of the Common Areas, including the removal of rubbish, ice and snow;

(i)    Access to the Building twenty-four (24) hours per day, seven (7) days per week, and three hundred sixty-five (365) days a year; and

(j)    "Drive-by" surveillance security Monday through Friday between 6:00 p.m. and 6:00 a.m. and on weekends; provided, however, that Landlord shall have the right, in Landlord's reasonable discretion, to alter the times such surveillance security is provided, based on the needs in the Park. Tenant acknowledges and agrees that Landlord shall not provide guards or other security protection for the Leased Premises and that any and all other security protection shall be the sole responsibility of Tenant.

Section 6.02. Additional Services.

(a)    If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines is reasonable and normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. In the event that Landlord provides such additional utilities or services as requested by Tenant, Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant's sole cost, and Tenant shall pay such utilities based on the submeter or separate meter and Tenant's responsibility for Operating Expenses shall be reduced accordingly.

(b)    If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building's air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by other tenants in the Building or by tenants in comparable office buildings, then Landlord shall provide written notice to Tenant, with documentation that evidences that Tenant is responsible for the issue, in which case Tenant shall be afforded a reasonable opportunity to remedy such matter. If Tenant does not remedy such matter, Landlord shall have the right to install any machinery or equipment that Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including, without limitation, equipment that modifies the Building's air-conditioning system. All costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.02.

Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Landlord shall make diligent efforts to repair such interruption in services in a timely manner. In the event Landlord temporarily discontinues or diminishes any such services, it shall provide twenty-four (24) hours' prior notice of such intended action to Tenant. Except as provided below, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (a) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts, (b) the restoration of such utility service is reasonably within Landlord's control, and (c) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than five (5) consecutive business days, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such five (5) business-day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant's sole remedy for Landlord's failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, windows, corridors and other Common Areas, and Landlord shall keep the Building in a clean and neat condition and use reasonable efforts to keep all equipment used in common with other tenants in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant's sole expense.

Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses; provided however, to the extent any repairs or maintenance are required in the Leased Premises because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees (other than routine maintenance as part of the day-to-day operations) or are made at the specific request of Tenant, Landlord shall make such repairs or perform such maintenance at Tenant's sole expense. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant's Property (as defined in Section 8.01 below) located in the Leased Premises, the Building or the Common Areas. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing; provided, however, that Tenant shall have the right to make alterations to the Leased Premises, without obtaining Landlord's prior written consent provided that (a) such alterations do not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in cost in any one instance; (b) such alterations are non-structural and non-mechanical in nature; (c) such alterations do not require a permit; (d) Tenant provides Landlord with prior written notice of its intention to make such alterations, stating in reasonable detail the nature, extent and estimated cost of such alterations, together with the plans and specifications for the same (if the alterations are of a type for which plans and specifications are generated), to the extent applicable, and (e) at Landlord's option, if communicated to Tenant at the time Tenant notifies Landlord that Tenant wishes to make the alterations, Tenant must remove such alterations and restore the Leased Premises upon termination of this Lease. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord's option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove the Tenant Improvements (except for the removal of any commercial grade kitchen) or any other alterations or improvements that have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration and any related lien. Tenant agrees that at Landlord's option, Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord shall have the right to bid to perform all work on any alterations to the Leased Premises. Tenant shall have the right to select its own general contractor, with Landlord's approval, to perform all work on any future alterations to the Leased Premises, except for the Tenant Improvements.

Section 7.04. Supplemental HVAC. Notwithstanding anything to the contrary contained herein, in the event Tenant elects to install and use a supplemental HVAC system and related equipment to serve the Leased Premises in addition to the HVAC provided by Landlord under Section 6.01 above (the "Supplemental HVAC"), Tenant shall be responsible for all non-base Building costs related to any Supplemental HVAC or non-base building fire suppression systems for the Leased Premises.  Tenant shall have the right to operate the Supplemental HVAC twenty-four (24) hours a day, seven (7) days a week.  Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of any Supplemental HVAC.  Tenant shall operate and maintain any Supplemental HVAC in accordance with all applicable federal, state and local laws and regulations.  In no event shall any Supplemental HVAC exhaust into the Building plenum. Tenant shall also be responsible for the actual cost incurred by Landlord for the electricity and the water, if applicable, to operate any Supplemental HVAC.  Upon expiration or earlier termination of the Lease, Tenant shall remove any Supplemental HVAC and repair any and all damage to the Leased Premises and/or the Building caused by such removal. It is expressly understood and agreed by Landlord and Tenant that (a) Tenant shall be entitled to install the Supplemental HVAC on the roof of the Building, (b) the plans for any such installation shall be approved by Landlord in writing prior to installation, (c) Tenant shall be solely responsible for the cost of any such installation, and (d) the installation of any Supplemental HVAC on the roof of the Building shall be further subject to the conditions contained in Section 17.06 below relating to the roof of the Building.

Section 7.05. Compliance with Law.

(a)    Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, "Governmental Requirements") in existence as of the date of the Lease require an alteration or modification of the Leased Premises (a "Code Modification") and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord's sole cost and expense.

(b)    Governmental Regulations – Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Common Areas that (i) is not made necessary as a result of the specific use being made by Tenant of Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord and the amortized cost thereof shall be included in

Operating Expenses to the extent permitted under Section 3.02, without being subject to Section 3.05 above.

(c)    Governmental Regulations – Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Common Areas that is made necessary as a result of the specific use being made by Tenant of the Leased Premises or as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant's trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property (including, without limitation, animals) of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant's Insurance.

(a)    During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant's use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii)    Worker's Compensation Insurance. Worker's Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker's Compensation insurance coverage.

(iv)    Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to one (1) year of rent hereunder. Notwithstanding the foregoing, Tenant may elect not to carry Business Interruption Insurance; provided, however, that in such event Tenant shall release Landlord from any and all liability arising during the Lease Term that would have been covered by such Business Interruption Insurance had Tenant elected to carry such coverage.

(v)    Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

(b)    All insurance required to be carried by Tenant hereunder shall be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A IX or better. Tenant shall endeavor to provide that said insurance shall not be canceled on less than thirty (30) days' prior written notice to Landlord. In addition, Tenant shall name Landlord, Landlord's managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Worker's Compensation insurance, such insurance is primary and non-contributory. Upon Tenant's receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right following the initial Lease Term or in the event of any expansion of the Leased Premises to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

(c)    Notwithstanding anything to the contrary contained herein, Tenant may self-insure with respect to the policies of insurance provided for in this Section 8.04, with the exception of Commercial General Liability Insurance, provided that (i) Tenant has in effect a program of "self-insurance" insuring Tenant as a named insured against such risk, which program complies with any and all applicable laws regarding self-insurance in the State of North Carolina, (ii) Landlord shall be reasonably satisfied as to the financial strength of Tenant as determined by the "tangible net worth" of Tenant, (iii) Tenant agrees upon Landlord's reasonable request to provide Landlord with financial information reasonably sufficient to allow Landlord to evaluate Tenant's tangible net worth and ability to meet the insurance criteria set forth in this Section 8.04 of the Lease, (iv) Tenant agrees to indemnify and hold harmless Landlord from and against any loss, cost, damage, expense (including reasonable attorneys' fees and court costs), claim, cause of action or liability that Landlord may incur that would have been covered by the insurance policies replaced by the self-insurance, (v) such self-insurance shall not affect the non-liability of Landlord described in this Lease, and (vi) Landlord, Landlord’s managing agent and any mortgagee appears as additional covered parties on the Certificate of Coverage for liability under the self-insurance program for an amount consistent with the requirements set forth in this Section 8.04. For purposes hereof, "tangible net worth" is defined as the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Tenant shall deliver to Landlord notice in writing of the required coverages which it is self-insuring setting forth the amount, limits and scope of the self-insurance with respect to each type of coverage self-insured. This provision is personal to ChannelAdvisor Corporation ("ChannelAdvisor") and shall automatically terminate if all or any portion of this Lease is assigned by ChannelAdvisor unless such assignment is to a Permitted Transferee and ChannelAdvisor guarantees any insurance obligations that are self-insured by Tenant hereunder.

Section 8.05. Landlord's Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant's Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker's compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord's obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if Landlord determines that the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date (the "Target Restoration Date"); or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then Landlord shall give written notice to Tenant of such determination (the "Casualty Notice") within sixty (60) days of such casualty (the "Notice Period"). In case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, by giving written notice to the other party within thirty (30) days after Landlord's delivery of the Casualty Notice, terminate this Lease with respect to matters thereafter accruing. If Landlord reasonably and in good faith determines that the Leased Premises can be repaired or rebuilt within the Target Restoration Date, then Landlord shall notify Tenant of the same within the Notice Period (which notice shall include a preliminary construction schedule), and diligently commence and pursue such repairs. In the event that neither Landlord nor Tenant terminates this Lease pursuant to clauses (a) or (b) above, but Landlord fails to substantially complete the restoration and repair of the Leased Premises within one hundred twenty (120) days following the Target Restoration Date, as such date may be extended as a result of Force Majeure or Tenant Delay (the "End Date"), then Tenant shall have the further right, as its sole remedy, to terminate this Lease by written notice to Landlord given within thirty (30) days following End Date (provided that substantial completion has not occurred prior to Landlord's receipt of said termination notice). Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord's award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)    Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent. If Landlord does not object to any assignment or subletting within fifteen (15) days after the date Tenant submits to Landlord a copy of the proposed assignment or sublease instrument (which shall include the name, address and contact information for the assignee or subtenant), and a copy of the current financial statements for the assignee or subtenant, then the assignment or sublease on the terms of the proposed assignment, sublease or other instrument submitted to Landlord shall be deemed approved. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and (except as to any Permitted Transferee) any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

(b)    By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant and Landlord has received a proposal from or submitted a proposal to such tenant or prospective tenant within ninety (90) days of the date of Tenant's request to assign or sublease. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building, excluding typical commercial brokerage marketing flyers, firm websites or third party listing services. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease. Notwithstanding the foregoing, in the event Landlord elects to terminate this Lease pursuant to the immediately preceding sentence, Tenant shall have the right to withdraw its assignment or sublet request within ten (10) days after receipt of Landlord's termination notice, whereupon Landlord's termination shall be ineffective and this Lease shall continue in full force and effect.

(c)    If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt (less Tenant's actual and reasonable third party out of pocket expenses incurred in connection with such subletting or assignment). Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Leased Premises as consideration for Landlord's consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent, to (a) sublet all or part of the

Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property; or (c) effectuate any public offering of Tenant's stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer to a related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a "Permitted Transferee"). Tenant shall give Landlord ten (10) days prior written notice of any Permitted Transfer; provided, however, in the event of a Permitted Transfer relating to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property, Tenant shall give Landlord notice of such transfer not later than thirty (30) days following the Permitted Transfer. For the purpose of this Article 11 (i) "control" shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord's prior written consent pursuant to Section 11.01 above. For purposes of clarification, Permitted Transferees shall have the same rights and options as Tenant under this Lease, including without limitation rights of extension, renewal, rights of refusal, rights of offer and other similar concessions.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance, so long as such purchaser expressly assumes all such liabilities under this Lease after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be agreeing that Tenant's occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Landlord represents that as of the date hereof, the Building is not encumbered by a Mortgage.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a "Default":

(a)    Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due (meaning that Tenant would not be in Default provided Landlord has received any particular Monthly Rental Installment or Additional Rent on the sixth (6th) day after such payment is due). Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such delinquency and Tenant shall have an additional five (5) days to cure such Default; provided, however, that Landlord shall not be required to give such courtesy notice more than two (2) times in any consecutive twelve (12) month period.

(b)    Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)    Tenant shall vacate or abandon the Leased Premises, or fail to occupy the Leased Premises or any substantial portion thereof for a period of thirty (30) days. Notwithstanding the foregoing, Tenant may vacate the Leased Premises during the term of this Lease provided (i) Tenant is not otherwise in default hereunder; (ii) Tenant adequately secures the Leased Premises to prevent damage, destruction or vandalism to the Leased Premises; (iii) Tenant continues such utilities to the Leased Premises as will prevent any damage to the Leased Premises; (iv) Tenant continues to provide insurance for the Leased Premises and Tenant pays any increased premium resulting from a lack of a tenant in the Leased Premises.

(d)    Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)    All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)    Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord's action.

(b)    Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.

(c)    Without terminating this Lease, Landlord may terminate Tenant's right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the "Remaining Term"), (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant's Default ("Default Damages"), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers' commissions and attorneys' fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the "Prior Obligations"). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d)    Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant's default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the prime rate of interest (as reported in the Wall Street Journal), of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a real estate broker licensed in the State of North Carolina who has at least ten (10) years of experience, (ii) all of Landlord's Default Damages, and (iii) all Prior Obligations. Landlord and Tenant

acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (d) shall survive termination.

(e)    Intentionally omitted.

(f)    Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

(g)    If Landlord has terminated this Lease or Tenant's right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before reletting all or any portion of the Leased Premises. Landlord shall not be deemed to have failed to mitigate if it incurs Default Damages.

Section 13.03. Landlord's Default and Tenant's Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord (except in the event of an emergency where the safety of Tenant's employees is threatened or in order to preserve Tenant's Property or the Leased Premises, when Landlord shall be expected to perform its obligations under this Lease within a reasonable time under the circumstances after receiving notice from Tenant of the need for such performance); provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, except as otherwise expressly set forth herein. As to Landlord's maintenance and repair obligations hereunder inside the Leased Premises, if Landlord has not cured or commenced to cure a maintenance or repair default set forth in said notice from Tenant within said 30-day period, or in the event of an emergency where the safety of Tenant's employees is threatened or in order to preserve Tenant's Property or the Leased Premises, when Landlord shall be expected to perform its obligations under this Lease within a reasonable time under the circumstances after receiving notice from Tenant of the need for such performance, Tenant may undertake all reasonable action to cure Landlord's failure of performance. If Tenant elects to cure said default, Tenant shall, prior to commencement of said work, provide to Landlord a specific description of the work to be performed by Tenant and the name of Tenant's contractor. Any materials used shall be of equal or better quality than currently exists in the Building and Tenant's contractor shall be adequately insured and of good reputation. Landlord agrees to reimburse Tenant on demand for all reasonable, third party out-of-pocket expenses incurred by Tenant in connection therewith, provided that Tenant delivers to Landlord adequate bills or other supporting evidence substantiating said cost. If Landlord does not reimburse Tenant or give Tenant notice of objection to such reimbursement within sixty (60) days following Tenant's demand, and if Landlord's objection to such reimbursement is resolved against Landlord by agreement of the parties or by a court of competent jurisdiction to which the dispute has been submitted by the parties, Tenant shall have the right to set off said reimbursement from the rental payable by Tenant to Landlord hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.

Section 13.04. Limitation of Landlord's Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment.

Section 13.05. Nonwaiver of Defaults. Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys' Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys' fees, court costs and expenses actually incurred.

Section 13.07. Waiver of Landlord's Lien. Landlord does hereby agree to waive any statutory lien on Tenant's Property granted to Landlord that is secured by Tenant’s trade fixtures, equipment, inventory or other personal property located at the Leased Premises.

ARTICLE 14 - LANDLORD'S RIGHT TO RELOCATE TENANT

Intentionally Omitted.

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)    "Environmental Laws" shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b)    "Hazardous Substances" shall mean those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord's request therefor concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant's Indemnification. Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises, Building or Park except to the extent Tenant exacerbates the same.

Section 15.06. Landlord's Representation and Indemnity. Landlord represents that to Landlord's actual knowledge, neither Landlord nor any predecessor owner of the Building or underlying land has treated, stored or disposed of any Hazardous Substances upon or within the Building or underlying land. Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any clean-up costs, remedial costs, preventative costs, and/or any governmental fees, costs, expenses, charges or the like arising from any presence of any Hazardous Substances upon or within the Leased Premises which were caused by Landlord, its agents, employees or contractors. Nothing in this Section shall be interpreted as imposing any liability on Landlord for any other costs or expenses incurred by Tenant, including any lost sales or profits of Tenant resulting from any such presence. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.07. Survival. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. EST, fifteen (15) days after the date Landlord receives the Lease executed by Tenant.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. In the event that Tenant is no longer a publicly traded company, during the Lease Term and any extensions thereof, Tenant shall provide to Landlord, within sixty (60) days following Landlord's request (which request shall not be made more than annually), a copy of Tenant's most recent financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be certified and audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Landlord agrees that it shall maintain the confidentiality of such financial statements during the Lease Term; provided, however, Landlord may disclose the contents of the financial statements to (a) officers and employees of Landlord and those agents, attorneys and consultants of Landlord reasonably requiring access, (b) actual or prospective lenders, purchasers, investors or shareholders of Landlord, (c) any entity or agency required by law, or (d) any entity or agency which is reasonably necessary to protect Landlord's interest in any action, suit or proceeding brought by or against Landlord and relating to the subject matter of this Lease.

Section 16.09. Representations and Warranties.

(a)    Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)    Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises, and with a placard displaying Tenant's name and/or logo on the top level of the monument sign serving the Building. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant's sole cost and expense and shall be subject to Landlord's approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. In addition to the foregoing, Tenant, at Tenant's sole cost and expense, shall have the non-exclusive right to install a Building-mounted identification sign, which shall include Tenant's name and/or logo, on the parapet wall at the top of the Building (the "Building Sign"); provided that said Building Sign and Tenant's installation thereof comply with all laws, rules, regulations and ordinances encumbering the Building. Tenant will have the first choice of location for its Building Sign and no other tenant may choose the location of their Building-mounted sign until Tenant has chosen its location. Without limiting the foregoing, Tenant specifically acknowledges and agrees that Tenant shall be solely responsible for ensuring that the Building Sign complies with the protective covenants, if any, that encumber the Building as of the date of this Lease, and that any failure by Tenant to comply with the terms of said protective covenants (including, without limitation, obtaining any approvals therein required) shall be at Tenant's sole risk and expense. The size, location, materials, coloring, lettering, lighting and method of installation shall be subject to Landlord’s prior reasonable approval. Tenant shall, at its sole cost and expense, keep and maintain the Building Sign in good condition and repair. On or before the expiration or earlier termination of this Lease, Tenant shall be responsible for removing the Building Sign and returning the Building and the surrounding premises to their original condition, ordinary wear and tear excepted. Tenant shall not place any other exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10.

Section 16.11. Parking. Throughout the Lease Term and any extensions thereof, Landlord shall make available to Tenant a number of automobile parking spaces (on an unassigned, non-exclusive basis) in the parking area of the Park based on a formula of four (4) parking spaces for each 1,000 square feet of rentable area within the Leased Premises, rounded to the nearest whole number of spaces. Such parking shall be at no additional cost to Tenant. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable; provided that, if any other tenant in the Building is given assigned parking spaces, Tenant shall have the right to receive a proportionately equal number of reserved spaces, based on the relative square feet leased, in a convenient location reasonably acceptable to Landlord and Tenant. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking. Notwithstanding the foregoing, Tenant shall have the right during the Lease Term (but not prior to the completion of the Building and the Tenant Improvements), at its sole cost and expense, to construct and install additional parking (the "Additional Parking") at a mutually agreed location immediately adjacent to the Building (which plans and specifications for the Additional Parking shall be subject to Landlord's approval). Subject to Landlord's approval and Landlord's (or its affiliate's) right to bid on any such project, Tenant shall have the right to use a general contractor of its choosing for the construction and installation of the Additional Parking. In the event that Tenant chooses a general contractor other than Landlord (or its affiliate), Tenant acknowledges and agrees that such general contractor must post a bond in the amount of one hundred twenty-five percent (125%) of the total soft and hard costs of the project and that Landlord shall be entitled to a construction management fee in the amount of one and three-fourths percent (1.75%) of the total soft and hard costs of the project.

Section 16.12. Consent or Approval. Where the consent or approval of a party is required, such consent or approval will not be unreasonably withheld, conditioned or delayed.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order"). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. Memorandum of Lease. The parties agree that this Lease may not be recorded but that either party may require that the other execute a Memorandum of Lease which shall be recorded. The parties agree to remove the Memorandum of Lease of record upon the expiration or earlier termination of this Lease. In the event of an early termination as a result of Tenant’s uncured Default or following the expiration of the Lease Term, Tenant agrees that Landlord can unilaterally remove the Memorandum of Lease of record.

Section 16.16. Quiet Enjoyment. Landlord agrees that if Tenant is not in Default, Tenant shall at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any persons lawfully claiming under Landlord.

Section 16.17. Right to Accompany Landlord. Notwithstanding any provision of this Lease to the contrary, due to the nature of Tenant’s business, for security reasons, except in the event of an emergency, in no event shall entry on behalf of Landlord for any reason under this Lease include access to non-public areas of the Leased Premises or other areas which Tenant deems private without an authorized representative of Tenant present at all times, provided that Tenant makes such representative available.

ARTICLE 17 – SPECIAL PROVISIONS

Section 17.01. Dog. One (1) dog (not including any service animals) shall be allowed (if applicable law and codes permit) to enter into the Leased Premises with its owner; provided, however, the dog shall enter the Building only through the service corridor and shall use only the service elevator or stairs to move between floors of the Building. Tenant shall be responsible upon surrender of the Leased Premises for all wear and tear, and damage caused to the Leased Premises by pet occupation in the Building. The owner of any such dog shall take it to the "dog relief area" shown on Exhibit F attached hereto and shall promptly remove any excrement deposited by such dog. Landlord shall have the right to replace landscaping at Tenant's sole cost in the event landscaping is damaged as a result of pet traffic and/or excretion.

Section 17.02. Options to Extend.

(a)    Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing, (ii) the tangible net worth of Tenant is then not less than $50,000,000, and (iii) Tenant originally named herein or a Permitted Transferee remains in possession of the Leased Premises, Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (each an "Extension Term"). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment"). Tenant shall exercise each option by delivering to Landlord, no later than twelve (12) months prior to the expiration of the preceding term, written notice of Tenant's desire to extend the Lease Term. Tenant's failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord's option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant's exercise of its option to extend.

(b)    Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to one hundred two and three-fourths percent (102.75%) of the Minimum Annual Rent per square foot for the period immediately preceding the applicable Extension Term for the first twelve (12) months of the applicable Extension Term, with an increase of two and three-fourths percent (2.75%) for each successive twelve (12) month period of the applicable Extension Term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for each year of the applicable Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 17.03. First Option to Expand.

(a)    Provided that no default has occurred and is then continuing, Landlord hereby grants Tenant an option to expand the Leased Premises to include the remaining approximately 16,596 rentable square feet of space located on the first (1st) floor of the Building (the "Expansion Space"), as shown on Exhibit G attached hereto and made a part hereof. Tenant shall exercise such expansion option by providing written notice to Landlord within ninety (90) days following the full execution of this Lease. If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall have waived Tenant's expansion right under this Section 17.03 for the remainder of the Lease Term and any extensions thereof.

(b)    Tenant shall lease the Expansion Space on all the same terms and conditions set forth in this Lease, subject to the following changes:

(i)    Tenant's Proportionate Share shall be adjusted accordingly.

(ii)    The term for the Expansion Space shall be coterminous with the Lease Term.

(iii)    The Minimum Annual Rent per rentable square foot payable by Tenant with respect to the Expansion Space throughout the expansion term shall be equal to the Minimum Annual Rent per rentable square foot payable by Tenant with respect to the Leased Premises, including any annual escalations.

(iv)    Landlord shall provide an improvement allowance per rentable square foot for the Expansion Space equal to that provided for the original Leased Premises.

(v)    If Tenant exercises its right to expand, at the election of either party, Landlord and Tenant shall enter into an amendment confirming the terms set forth in this Section 17.03.

Section 17.04. Second Option to Expand.

(a)    Provided that no default has occurred and is then continuing, Landlord hereby grants Tenant an option beginning on the date of the full execution of this lease and thereafter until the expiration of the Lease Term to expand the Leased Premises to include any remaining space within the Building that has not been previously leased and of which Landlord is not engaged in active lease negotiations (the "Remaining Space"). Tenant shall exercise such expansion option by providing written notice to Landlord.

(b)    Tenant shall lease the Remaining Space on all the same terms and conditions set forth in this Lease, subject to the following changes:

(i)    Tenant's Proportionate Share shall be adjusted accordingly.

(ii)    The term for the Expansion Space shall be coterminous with the Lease Term.

(iii)    The Minimum Annual Rent per rentable square foot payable by Tenant with respect to the Expansion Space throughout the expansion term shall be equal to the Minimum Annual

Rent per rentable square foot payable by Tenant with respect to the Leased Premises, including any annual escalations.

(iv)    Landlord shall provide an improvement allowance per rentable square foot for the Expansion Space equal to that provided for the original Leased Premises and shall prorate it based on the expansion term.

(v)    If Tenant exercises its right to expand, at the election of either party, Landlord and Tenant shall enter into an amendment confirming the terms set forth in this Section 17.04.

Section 17.05. Right of First Refusal.

(a)    Provided that (i) no default has occurred and is then continuing, (ii) the tangible net worth of Tenant is then not less than $50,000,000, (iii) Tenant has not exercised its applicable options to expand as set forth above, and (iv) Tenant originally named herein or a Permitted Transferee remains in possession of the Leased Premises, and subject to Landlord's right to renew or extend the lease term of any other tenant with respect to the portion of the Refusal Space now or hereafter leased by such other tenant, Tenant shall have an on-going right of first refusal ("Refusal Option") to lease the Expansion Space or any other space in the Building (the "ROFR Space"). Prior to entering into any lease that includes all or any portion of the ROFR Space, Landlord shall notify Tenant in writing ("Landlord's Notice") of Landlord's receipt of an arms-length offer to lease such space that Landlord is willing to accept from a bona fide third party offeror ("Bona Fide Offer") and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. If the Bona Fide Offer includes space in the Building in addition to the ROFR Space, then the ROFR Space shall be deemed to include, and this Refusal Option shall be deemed to apply to, all of the space included in the Bona Fide Offer. Tenant shall have seven (7) days after Tenant receives Landlord's Notice in which to notify Landlord in writing of its election to lease the ROFR Space upon the terms set forth in Landlord's Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived this Refusal Option as to that particular instance, and thereafter, except as provided in (c) below, Landlord shall be free to lease the ROFR Space to the bona fide offeror or any other third party in accordance with the terms set out in the Bona Fide Offer.

(b)    In the event that Tenant exercises its Refusal Option within the first six (6) months of the Lease Term, the ROFR Space shall be offered to Tenant at the Minimum Annual Rent per rentable square foot then in effect for the Leased Premises, and any tenant improvement allowance and other concessions, if any, set forth in this Lease shall be prorated accordingly. In the event that Tenant exercises its Refusal Option after the first six (6) months of the Lease Term, the ROFR Space shall be offered to Tenant at the rental rate and upon such other terms and conditions as are set forth in the Bona Fide Offer.

(c)    If Tenant shall exercise the Refusal Option, the parties shall enter into an amendment to this Lease adding the ROFR Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. Landlord and Tenant agree to use good faith efforts in negotiating and executing an amendment within thirty (30) days. If Landlord (i) does not enter into a lease with a third party under the terms and conditions contained in the Bona Fide Offer within one hundred eighty (180) days after Tenant declines or fails to exercise this Refusal Option, or (ii) the economics of any proposed deal with the bona fide offeror differ by more than five percent (5%) from the economics proposed in the Bona Fide Offer for the leasing of the Refusal Space, Landlord shall be required to present the altered or modified Bona Fide Offer to Tenant pursuant to this Refusal Option, in the same manner that the original Bona Fide Offer was submitted to

Tenant. This right of first refusal shall be an ongoing right of first refusal, which shall mean that if Tenant waives its right of first refusal pursuant to subsection (a) above and all of the Refusal Space is subsequently leased to a third party ("New Tenant"), Landlord shall not lease the Refusal Space to a third party (other than the New Tenant) without notifying Tenant of the availability of the ROFR Space, in which case Tenant shall again have a right of first refusal to lease the ROFR Space in accordance with this Section 17.05.

Section 17.06. Roof Rights.

(a)    Roof Area. "Roof Area" shall mean the surface of the roof of the Building.

(b)    Dish. "Dish" shall mean two (2) satellite dishes and related equipment.

(c)    License of Roof Area. Provided (i) Tenant is not in default under the Lease, (ii) Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, and (iii) Landlord, in its sole discretion, has space available on the Roof Area, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant's use and not sold to or utilized in any manner by a third party. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.

(d)    Installation of the Dish.

(i)    The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. Landlord, in its sole discretion, may require Tenant to install screening around the Dish. After obtaining Landlord's written approval, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. Unless otherwise approved by Landlord in writing, however, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant shall be responsible for repairing any damages caused by the installation or maintenance of the Dish.

(ii)    Tenant shall use the roofing company specified by Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. All cable runs, conduit and sleeving shall be installed in a good and workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (A) each dish bracket; (B) at the transmission line building entry point; (C) at the interior wall feed through or any other transmission line exit point; and (D) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with Tenant's name, type of line, and circuit number.

(iii)    Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall confirm that its installer carries sufficient insurance coverage.

(e)    Roof Work. If, during the Lease Term, as same may be extended, Landlord needs to perform maintenance work to Landlord's equipment on the roof of the Building or repair or replace the roof of the Building ("Roof Work"), Tenant agrees to cooperate and work with Landlord (at Tenant's sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days' notice to Tenant of Landlord's intention to perform said work; except in the case of emergency Roof Work, in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant's sole cost and expense or Tenant's installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish that will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that an alternative location will be available and, consequently, Landlord's obligation to provide such alternative location is subject to the availability of such space. Under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation, including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.

(f)    Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.

(g)    Removal of the Dish upon Termination. Following any termination or expiration of the Lease, Tenant shall remove the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as existed prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within ten (10) days after expiration or earlier termination of the Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned, in which event the Dish shall become Landlord's property. This subsection (g) shall survive the expiration or earlier termination of the Lease.

(h)    Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

(i)    Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs and expenses (including, without limitation, attorneys' fees actually incurred, without regard to statutory interpretation) incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.

(SIGNATURES CONTAINED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Date of Execution: August 15, 2014
LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

By: Duke Realty Corporation,
         its General Partner

        By:/s/ Jeffrey B. Sheehan
              Jeffrey B. Sheehan
              Senior Vice President
              Raleigh

Date of Execution: August 14, 2014	TENANT: CHANNELADVISOR CORPORATION, a Delaware corporation By: /s/ David J. Spitz Name: David J. Spitz Title: President and COO

EXHIBIT A

LEASED PREMISES

EXHIBIT B

TENANT IMPROVEMENTS

1.    Landlord's Obligations. Landlord shall construct and install within the Leased Premises, in a good and workmanlike manner and in compliance with all governmental laws, rules, ordinances and regulations, the Tenant Improvements, in accordance with this Exhibit B and deliver the base Building specifications in accordance with Exhibit B-1 hereto and in compliance with all governmental laws, rules, ordinances and regulations. All Building systems (HVAC, plumbing, electric, fire and safety, mechanical, structural, etc.) will be delivered in good working order as of the Commencement Date. Landlord shall order the steel to be used to construct and install the base Building specifications within (30) days following the full execution of this Lease.

2.    Construction Drawings, Cost Statement, and Allowance.

(a)    On or before the sixtieth (60th) day following the date hereof, Tenant, working through its architect Alliance Architecture, shall prepare and submit to Landlord a set of permittable construction drawings (the "CD's") covering all work to be performed by Landlord in constructing the Tenant Improvements in accordance with the preliminary plans attached hereto as Exhibit B-2. Landlord and Tenant acknowledge and agree that (i) the CD's may include reference to an internal commuting stair system with floor openings (one opening per floor) linking the third (3rd) and fourth (4th) floor and the fourth (4th) and fifth (5th) floor to be constructed and installed within the Leased Premises ("Internal Stairways"), and (ii) in the event that Tenant chooses to employ Internal Stairways, Tenant shall (A) use Morrison Engineers to design (the "Design Drawings") the Internal Stairways (which Design Drawings shall show the location of the Internal Stairways and be subject to Landlord's approval), and (B) provide Landlord notice on or before the thirtieth (30th) day following the date hereof of such Internal Stairways, which notice shall include the Design Drawings. Tenant will hold the design contract with Alliance Architecture. The CD's may also include a mezzanine space on the fifth (5th) floor that would require a connecting stairway. Tenant shall have no right to request any changes to the CD's that would materially alter the exterior appearance or basic nature of the Building or the Building systems. Landlord shall have ten (10) days after receipt of the CD's in which to review the CD's and in which to give Tenant written notice of its approval of the CD's or its requested changes thereto. If Landlord requests any changes to the CD's, Tenant shall make those changes which are reasonably requested by Landlord and shall within ten (10) days of its receipt of such request submit the revised portion of the CD's to Landlord. Landlord shall have ten (10) days after receipt of the revised CD's in which to review said revised CD's and in which to give to Tenant written notice of its approval of the revised CD's or its requested changes thereto. This process shall continue until such time, if at all, that Landlord approves the CD's in accordance with this paragraph. Tenant shall at all times in its preparation and review of the CD's, and of any revisions thereto, act reasonably and in good faith. Landlord shall at all times in its review of the CD's, and any revisions thereto, act reasonably and in good faith. Landlord agrees to confirm Landlord's consent to the CD's in writing within five (5) days following Tenant's written request therefor.

(b)    Following Landlord's approval of the CD's, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Tenant shall have the right to provide Landlord with a proposed subcontractor for each major trade (other than HVAC and electrical), and provided such subcontractor meets with Landlord's reasonable approval, such subcontractor shall have the right to enter a bid. Landlord and Tenant shall review the bids jointly and Tenant shall select one sub-contractor for each item bid. Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Tenant Improvements (the "Cost

Exhibit B

Statement"). Tenant acknowledges and agrees that (i) the Cost Statement shall include a fee in the amount of five and one-half percent (5.5%) of the total soft and hard construction costs of the Tenant Improvements (excluding architect and engineer fees) payable to the project's construction manager or general contractor, and that such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. Tenant agrees to acknowledge the Cost Statement in writing within five (5) days following Landlord's written request therefor.

(c)    Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Forty-Five and No/100 Dollars ($45.00) per rentable square foot of the Rentable Area of the Leased Premises (the "Allowance"). If, following Tenant's approval (or deemed approval) of the CD's, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord's written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord's request therefor. Tenant's failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at 12% per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be paid to Tenant within thirty (30) days of Tenant's request to be used in any manner that Tenant reasonably requires (including, without limitation, moving expenses, early termination penalties or other existing obligations, furniture, fixtures, equipment, information technology, data cabling and/or the next Monthly Rental Installment(s) due under the Lease); provided, however, that in the event that Tenant has not requested any such savings on or before the third (3rd) anniversary of the Commencement Date, such savings shall be the property of Landlord. Notwithstanding the foregoing, Tenant shall have the option, which option shall be exercised, if at all, by written notice to Landlord within five (5) days following Landlord's delivery of its request for payment to amortize up to Five and No/100 Dollars ($5.00) per rentable square foot of the Rentable Area of the Leased Premises of such excess (the "Amortized Amount") over the initial Lease Term at a rate of ten percent (10%), which amortization payments shall commence on the Commencement Date and shall be paid monthly in the same manner as Monthly Rental Installments. To the extent that such excess exceeds $5.00 per rentable square foot of the Rentable Area of the Leased Premises, Tenant shall pay such amount to Landlord within thirty (30) days following Landlord's written request therefor. At the request of either party, Landlord and Tenant shall enter into an amendment to this Lease confirming such amortization. Notwithstanding anything to the contrary contained herein, upon an early termination of the Lease for any reason (including, but not limited to, casualty or condemnation) other than for a Landlord default, Tenant shall immediately pay to Landlord all accrued and unpaid interest, together with the unamortized portion of the Amortized Amount, if any.

3.    Schedule and Early Occupancy. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. The schedule will include delivery dates or space plan, construction documents, deadlines for shell modifications for inclusion in shell construction packages, durations and dates for overhead cabling, equipment and furniture installation. Tenant agrees to coordinate with Landlord regarding the installation of Tenant's phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion. In addition, if and to the

Exhibit B

extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises for thirty (30) days prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures, furniture and equipment and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Commencement Date (a) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (b) Tenant shall not interfere with Landlord's completion of the Tenant Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord's rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

4.    Change Orders. Tenant shall have the right to request changes to the CD's at any time following the date hereof by way of written change order (each, a "Change Order", and collectively, "Change Orders"). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the "Change Order Memorandum of Agreement"). Tenant shall, within three (3) days following Tenant's receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. Landlord and Tenant acknowledge and agree that the amounts set forth in the executed Cost Statement shall not be subject to adjustment unless agreed upon in a Change Order Memorandum of Agreement. The cost of Change Orders shall be subject to the same mark-up by Landlord as set forth in Section 2(b) above. At Landlord's option, Tenant shall pay to Landlord (or Landlord's designee), within ten (10) days following Landlord's request, any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.

5.    Tenant Delay. Notwithstanding anything to the contrary contained in the Lease, if Substantial Completion of the Tenant Improvements is delayed as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Tenant Improvements on or before the Target Commencement Date.

6.    Letter of Understanding. Promptly following the Commencement Date, Tenant shall execute Landlord's Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any Punchlist (as hereinafter defined) items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

7.    Definitions.    For purposes of this Lease (a) "Substantial Completion" (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements in a manner suitable for Tenant to use the Leased Premises for the Permitted Use, subject only to Punchlist items, as established by a temporary certificate of occupancy or a certificate of occupancy for the Leased Premises or other similar authorization issued by the appropriate governmental authority, if required

Exhibit B

(provided, in the event Landlord originally receives a temporary certificate of occupancy at the time of Substantial Completion, Landlord shall promptly, diligently and using commercially reasonable efforts satisfy any and all requirements needed to obtain a permanent certificate of occupancy for the Leased Premises), and (b) "Tenant Delay" shall mean any delay in the completion of the Tenant Improvements to the extent attributable to Tenant by reason of (i) Tenant's failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Leased Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, (iv) Landlord's inability to obtain an occupancy permit for the Leased Premises because of the need for completion of all or a portion of improvements being installed in the Leased Premises directly by Tenant, and (v) any other act or omission of Tenant that actually results in a delay in the Substantial Completion of the Tenant Improvements.

8.    Punchlist. Promptly following Substantial Completion of the Tenant Improvements, Landlord and Tenant shall prepare a punchlist of incomplete or defective work (the "Punchlist"). Landlord shall, within thirty (30) days after the Punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete items and remedy such defective work as are set forth on the Punchlist; provided however, that to the extent that completion of any items on the Punchlist may be affected by weather or seasonal conditions, or require unusually long lead times, such 30-day period shall be extended as reasonably necessary. The Punchlist shall not be determinative of whether or not the Tenant Improvements are Substantially Complete.

9.    Penalties.

(a)    Landlord agrees that if Substantial Completion of the Tenant Improvements is delayed beyond the thirtieth (30th) day following the Target Commencement Date, as such date may be extended as a result of Tenant Delay or Force Majeure (such date, as may be so extended, being referred to herein as the "First Outside Date"), Tenant shall receive one (1) day of free Minimum Annual Rent and Annual Rental Adjustment for each day after the First Outside Date that the Tenant Improvements are not Substantially Complete. Without limiting the foregoing, Landlord further agrees that if Substantial Completion of the Tenant Improvements is delayed beyond the sixtieth (60th) day following the Target Commencement Date, as such date may be extended as a result of Tenant Delay or Force Majeure (such date, as may be so extended, being referred to herein as the "Second Outside Date"), Tenant shall receive two (2) days of free Minimum Annual Rent and Annual Rental Adjustment for each day after the Second Outside Date that the Tenant Improvements are not Substantially Complete. In no event shall Minimum Annual Rent or Additional Rent be due during the period of such delay. The free rent credits shall accrue and Tenant shall receive the benefit of such credits upon the Commencement Date.

(b)    Without limiting the foregoing, if Substantial Completion of the Tenant Improvements is delayed beyond the one hundred fiftieth (150th) day following the Target Commencement Date, as such date may be extended as a result of Tenant Delay or Force Majeure (the "Third Outside Date"), Landlord shall provide Tenant with written notice of the revised Target Commencement Date (the "Revised Date") within ten (10) days following the Third Outside Date. If Landlord fails to provide such notice or the Revised Date is more than two hundred forty (240) days following the Target Commencement Date, Tenant may, at its option, terminate this Lease by written notice to Landlord given within ten (10) days following the Third Outside Date (provided that Substantial Completion has not occurred prior to Landlord’s receipt of said termination notice), and thereafter neither Landlord nor Tenant shall have any further obligations hereunder. Without limiting the foregoing, if Landlord delivers such notice (and the Revised Date is stated to be less than two hundred forty (240) days following the Target Commencement Date) and Substantial Completion of the Tenant Improvements is delayed beyond the two hundred fortieth

Exhibit B

(240th) day following the Target Commencement Date, as such date may be extended as a result of Tenant Delay or Force Majeure (the "Fourth Outside Date"), Tenant may, at its option, terminate this Lease by written notice to Landlord given within ten (10) days following the Fourth Outside Date (provided that Substantial Completion has not occurred prior to Landlord’s receipt of said termination notice), in which event Landlord shall reimburse Tenant for its actual and reasonable third party out of pocket expenses incurred in connection with the Lease within thirty (30) days following Tenant's exercise of such termination right (which exercise shall be accompanied by reasonable evidence of such expenses), not to exceed an amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and thereafter neither Landlord nor Tenant shall have any further obligations hereunder. Except as set forth in this Section 9, no liability whatsoever shall arise or accrue against Landlord by reason of its failure to Substantially Complete the Tenant Improvements on or before the Target Commencement Date.

Exhibit B

PERIMETER 4
Office Building
Site Development, Building Core and Shell Description
July 29, 2014

Table of Contents

Project Summary	2
General Outline	3
General Conditions	4
Sitework	6
Concrete	7
Structural Steel and Miscellaneous Metals	8
Carpentry	8
Thermal and Moisture Protection	9
Doors and Windows	9
Interior Construction	10
Interior Finishes	10
Specialties	12
Elevator	12
Fire Protection	12
Heating, Ventilation and Air Conditioning	13
Building Automation System	13
Plumbing	14
Electrical	14

Project Summary

·	Location: Perimeter Park, Morrisville, North Carolina

·	Project Duration: 12 months (Shell Construction)

·	Site Acreage: 13.54 gross acres

·	Square Footage: 196,831 sf (Gross)
192,225 sf (Rentable)

·	Number of Stories: Five

·	Building Dimensions: 122’-0” x 333’-0”

·	Bay Sizes: Exterior bays - 30’ x 44’-0”
Interior bays - 30’ x 30’ typical

·	Floor to Floor Height: 14’-6” first floor; 13’- 6” upper floors.

·	Parking Ratio: 4 per 1,000

·	Exterior Walls: Steel Frame, Curtainwall and Architectural Precast

·	Structural Steel: Wide flange columns and beams

·	Floor Load: 80 psf

·	Roof Load: 20 psf

·	Roofing: Mechanically attached .45 mil TPO with R-30 insulation

·	Ceiling Height: 10’ first floor; 9’ upper floors

·	Perimeter Drywall: Included as part of Shell Building

·	Window Treatments: 1” horizontal mini-blinds

·	HVAC: Water cooled, self-contained DX units

·	Electrical Service: One (1), 4,000 amp service

General Outline
Architectural and Engineering Services
Duke Realty shall employ the services of architectural and engineering firms licensed in the State of North Carolina for the design and engineering of all civil, landscaping, structural, and architectural drawings and specifications. Duke Realty will oversee and coordinate all aspects of the building design. Architectural and engineering fees for the design of the project are included in this proposal. The Shell building designers are LS3P (Architecture), Morrison Engineers (Structural) and Apogee Consulting Engineers (MEP).
The building will be designed to meet or exceed all local code requirements. The building mechanical and electrical systems are designed to meet North Carolina Building Code, state, and local code requirements, as well as the requirements defined in Duke Realty's 2008 Master Mechanical and Electrical Specifications. Copies of these specifications are available upon request.
All fire protection systems comply with the requirements of the National Fire Protection Association (NFPA) and local fire department and building code requirements.
The building structure is designed to meet the following requirements:

·	Floor live load capacity: 80 psf

·	Roof load: 20 psf

·	Wind load: 100 mph

It has been assumed that the Tenant Finish Allowance will provide funding for the costs for space planning and tenant finish construction documents and specifications for future interior build-out.
Schedule
The total duration of the project from start of construction to availability for occupancy is approximately 12 months. This duration is subject to change depending on the final building/site design.
No increases to shell general conditions shall be passed on to Tenant for any delays caused by Landlord.
Permit and Impact Fees
This proposal includes all permitting, tap and impact fees required for the project. Duke Realty shall make application for, secure and pay for all permit fees and impact fees required by the authorities having jurisdiction over the project. All taxes required for the building construction are included.
Geotechnical Engineering
Soil borings and geotechnical engineering has been included for the final design of the building foundations and exterior pavements.
Warranty
A one (1) year labor and material warranty from the date of substantial completion will be provided. Please refer to the Thermal and Moisture Protection section of this proposal for additional roof and caulking warranties.

General Qualifications
Items that are excluded from this proposal include fees for consultants engaged directly by the Tenant.
General Conditions
General Conditions consist of all administrative costs necessary for the construction of the building, as further described below.
Insurance
We will maintain the following insurance coverage for the project:

·	Workman’s Compensation Insurance

·	Comprehensive Public Liability Insurance

·	Auto Liability Insurance for Duke Realty’s operations

·	Builders Risk Insurance

·	Professional Liability Insurance (Errors and Omissions)
Preconstruction
We will assign a Preconstruction Manager to hire the design team, lead and manage the design process, work with our in-house Development Services Manager during the due diligence investigation process, apply for permits and manage the permitting process, assemble bid packages, solicit subcontractor pricing, and manage the subcontractor bidding process. As part of this process Duke will provide all meeting minutes and records of decisions and events for tenant improvement scope.
Project Management
We will assign a Project Manager to manage the construction of the building. The Project Manager will be responsible for negotiating and awarding subcontracts, all Owner coordination and correspondence, material procurement, scheduling, and contract administration. The Project Manager shall be the Owner’s single point representative for all construction matters.
Superintendent
An experienced full-time on-site Superintendent will be assigned to the project that has performed work of a similar size and nature. The Superintendent will be responsible for all day-to-day field operation and coordination issues, quality control, safety, inspections and punchlist completion. The Superintendent will hold mandatory weekly Subcontractor Coordination Meetings to review safety, job progress, planning, schedule, and quality issues.
Submittals and Shop Drawings
The Construction Drawings and Specifications shall specify the materials and equipment to be used in the construction of the project. Subcontractors and material suppliers will be required to submit manufacturer literature and fabrication/installation drawings, as specified, prior to incorporating the materials and/or equipment into the project. Appropriate Design consultants shall review the manufacturer’s literature and fabrication/installation drawings to verify compliance with the requirements of the Construction Drawings and Specifications after they have been reviewed by the general contractor. A record copy of the reviewed submittal data will be provided to the Owner.
Quality Control
In addition to quality control monitoring and inspections to be performed by the Superintendent, Duke Realty shall retain an Independent Testing Agency to perform various field and laboratory tests to verify compliance with project requirements. These tests will include soil compaction testing, concrete material strength testing, concrete placement, inspection of structural steel connections, window leakage testing and periodic roof inspections during roof system installation. Laboratory reports prepared by the Independent Testing Agency shall be submitted to the Subcontractors performing the work, all pertinent government agencies, Duke Realty, and the Owner’s representative. Any materials that are not in compliance with the project requirements shall be corrected or removed from the project. Design intent shall be dictated by the construction drawings and specifications.
Temporary Construction Facilities
Duke Realty shall establish and construct temporary construction facilities as necessary to manage and coordinate the work. The facilities shall consist of, but are not necessarily limited to, the following:

·	Construction office trailer

·	Temporary construction communications

·	Temporary power and water

·	Sanitary facilities

·	Facsimile and reprographic machines

·	Temporary safety and public protection barricades/enclosures

·	Trash dumpster for construction debris

·	Temporary enclosures for weather protection

·	Construction material storage areas

·	Project identification signs
Clean Up
Excessive accumulation of waste materials and debris will be avoided by periodic clean up of the building and construction site. When the building is substantially completed, we will remove all debris, tools, scaffolding, equipment, and surplus materials, and leave the building in a “wiped clean” condition. We will clean all of the exterior windows, vacuum all carpeting, damp mop all ceramic and vinyl composition tile flooring, clean all bathroom mirrors, fixtures and toilet partitions.
Progress Photos
Aerial photos will be taken each month to record the progress of construction. Copies of aerial progress photos of the shell building will be provided to the Tenant.
Construction Layout
Duke Realty will retain the services of a land surveyor to establish the building control for construction of the building.

Operations and Maintenance Manuals
Upon project completion, Duke Realty will provide the Owner three (3) binders containing complete copies of the operating and maintenance instructions for all the building equipment and systems. Copies of material and equipment warranties and guarantees will be included. As-built documentation will be provided to the Owner in both hard copy and electronic format.
Sitework
Earthwork
Site clearing and preparation will be provided to accommodate all paving areas, building pad, and landscape areas. All grading will be provided to 0.1 of a foot and all fill material will be compacted to 95% standard proctor under all paving and slab areas. All excavation for foundations, site concrete, and site utilities will be provided.
CABC shall be placed under slab-on-grade and used as interior backfill at the continuous footings. The fill depth shall be 4”.
The building elevation will be established to allow for drainage, which may be handled by means of catch basins, storm sewers, swales and surface runoff as specific site conditions dictate.
Sedimentation and erosion control measures will be provided per code.
Duke Realty will employ a certified testing agency to provide testing and field inspection during earthwork procedures to confirm that compaction is completed in accordance with plans and specifications.
Site Utilities
All utilities shall extend to the building and final connections made for electric, water and sanitary service.
All storm water removal shall be provided via a combination of sheet drainage, underground pipe and drainage swales.
Underground fire main and hydrants are included per municipal requirements.
Pavement
“Heavy duty” pavement will be provided in the fire lanes. The heavy-duty pavement section consists of:

·	1” of surface course

·	2” of binder course

·	8” of aggregate base course
“Light duty” pavement sections will be provided in parking areas and vehicle drive lanes within parking areas. The light-duty pavement section consists of:

·	2” of surface course

·	8” of aggregate base course

All paving will be striped to indicate parking stalls, handicapped parking locations, fire lanes and traffic control features in accordance with the site design. Traffic control and handicapped parking signage will be provided in accordance with the site design and code requirements.
Seven Hundred Seventy-Two (772) parking spaces will be provided to achieve a parking ratio of 4 per 1,000 SF.
Parking shall be provided as follows:
15 ADA Spaces; 4 of which are van accessible. Sizes are 8’x 18’ with a 5’ wide ADA access aisle (8’ wide for van accessible)
637 Normal Parking Spaces; 9’ x 18’ or 9’ x 20’ when abutting another space
120 Compact Spaces; 8’ x 15’ or 8’ x 17’ when abutting another space
Sidewalks
Sidewalks will be provided around the perimeter of the building and at the entries. A patio of dimensions 38’ x 20’ has been provided for building tenants. Sidewalks are generally 6’ wide around building and 5’ connecting to the public right of way.
Landscaping and Irrigation
Landscaping and irrigation including trees, plants, grass, mulch, and soil preparation as needed to meet city minimum zoning requirements and park covenants.
The fully operational irrigation system shall be complete with piping, sleeves, fittings, heads, valves, valve boxes, wiring, controllers and other required appurtenances. Irrigation is included for plant materials adjacent to the building.
Site Improvements
The installation of an exterior monument sign has been included complete with foundations and accent lighting (one fixture each side of sign).
Concrete
Foundations
The building foundation system is a combination of shallow spread foundations for interior columns and a continuous perimeter foundation for the exterior load bearing walls. Foundations will be constructed with 3,000 psi concrete to depths are assumed to be a minimum of 1'-6" below finished floor. Assuming an allowable bearing capacity of 3,000 psf and typical column loads ranging from 225 kips to 450 kips.
Floor Slabs
The 1st floor shall be a four (4”) thick reinforced concrete slab-on-grade over a 6-mil vapor barrier. This concrete will achieve a 28-day compressive strength of 4,000 psi. Floor flatness and levelness tolerances shall meet overall values of FF=25 and FL=20.

The elevated slabs will be cast with a six and one half (6 ½”) inch thick (3 ½” concrete and 3” metal deck) normal weight concrete fill, reinforced with mesh fibers and will achieve a 28-day compressive strength of 3,000 psi.
Architectural Precast
The architectural precast is based upon a face mix panel and accent/reveals on face of panel. The building shall include three color /texture schemes.

¤	Gray with exposed aggregate

¤	Buff with a light sand blast

¤	White with a light sand blast
Structural Steel and Miscellaneous Metals
Building Frame
A braced structural steel and wide flange column frame will be designed and erected to meet code requirements. Floors will be designed with a steel joist and joist girder framing system, with floor loads designed to accommodate an 80 p.s.f. live load. All roof loads will be based upon local code requirements and reducible where allowed by code.
Pan-filled metal stairs will be installed to meet all applicable codes. A total of three (3) stairs have been included.
Floor-to-floor heights are as follows:

·	First floor: 14’-6” to allow for a 10’-0” ceiling height.

·	Upper Floors: 13’-6” to allow for a 9’-0” ceiling height.
Bay spacing for the building are as follows:

·	Exterior bays - 30’-0” x 44’-0”

·	Interior bays 30’-0” x 30’-0”
No allowances have been provided for concentrated loads, exercise rooms, fitness centers, major penetrations, or other structural modifications required to accommodate tenant related needs. It has been assumed that if such requirements are defined in such a timely manner that the design and fabrication schedule is not interrupted, these requirements will be incorporated into the design and the tenant shall fund the additional cost.
Floors shall be designed following the AISC Steel Guidance Series 11 for floor vibrations due to human activities limiting the acceleration to 0.5%G, ground acceleration for walking excitation.
Carpentry
Plywood backboards will be provided for all telephone systems as required. Rough blocking will be provided as required.

Thermal and Moisture Protection
Roofing
The roof system shall be a single-ply 45 mil mechanically fastened TPO membrane roof over R-30 rigid cell polyisocyanurate roof insulation mechanically attached to the roof decking. The roof shall carry the manufacturer’s standard twenty (20) year prorated membrane warranty and a ten (10) year labor and material watertight warranty. The roof shall also have the contractor’s two (2) year warranty covering all other roof related items.
Roof flashings at all known roof penetrations are included. No allowances have been made for additional roof penetrations required for undefined Tenant requirements not specifically identified in this proposal.
Fireproofing
Sprayed on fireproofing will be included as required to meet code requirements.
Caulking and Sealants
Joint sealants shall consist of polyurethane at the interior and exterior of the tilt-wall panel joints. A 5-year warranty is included for all exterior caulking. A hot-poured rubber sealant shall be utilized at the joints of the concrete paving.
Doors and Windows
Doors, Frames and Hardware
3'-0" x 8'-0" hollow metal door frames and rift cut, plain sliced solid core wood veneer doors will be installed in the core areas including restrooms, janitor's closets, and electrical rooms. Wood doors shall be birch, ash or similar “tight” grain wood, stained with a cherry or mahogany finish.
Doors will receive cylindrical locksets with interchangeable cores. Door hardware finish shall be satin chrome. Hardware for all doors shall meet ADA requirements.
Aluminum Storefront and Entrances
The facades shall receive an anodized aluminum punched window system and curtain wall system.
Medium stile glass entry doors are included for the main entry lobby and for two (2) alternate entry/exit locations as required by local codes.
All windows shall be 1" insulated, low-E glass. The framing shall include an anodized finish from a factory standard selection chart. The window systems shall then be tested upon completion to meet industry standard specifications.

Interior Construction
Walls
All walls will be constructed to achieve the fire resistance rating required by applicable codes. Typical interior wall construction shall be 3 5/8” metal studs at 16” on center with 1/2” thick drywall on each side. Stud gauge will be determined by the height of the wall. The number of layers of fire rated drywall will be determined by the required fire rating of the wall.
Walls of mechanical and elevator shafts will utilize shaft wall studs with shaft wall liner panels. Walls around common corridors, restrooms, mechanical rooms and communication rooms will have insulation for sound attenuation and will extend to the underside of the structure above.
The tenant side of non-rated walls will not receive drywall as part of the core and shell work.
Ceilings
The typical ceiling system within the core spaces shall be a standard 15/16” wide, 2’x2’ ceiling grid with 2’x2’ tegular edge acoustical tile. Tenant ceiling grid and tile shall be funded from the Tenant Improvements allowance. The standard ceiling height within the tenant space will be 10’-0” on the first floor and 9’-0” above finished floor on upper floors.
Interior Finishes
Entrance Vestibule:
Flooring:     Tile Flooring
Base:     Tile Base

Walls:	Combination of Drywall and Paint

Ceiling:	Drywall Ceiling
Ground Floor Lobby:
Flooring:     Tile Flooring
Base:     Tile Base
Walls:     Combination of Drywall, Wood Paneling, Wall Covering and Paint

Ceiling:	Drywall Ceiling
Elevator Lobbies:
Flooring:     Tile Flooring
Base:     Tile Base

Walls:     Combination of Drywall, Wood Paneling, Wall Covering and Paint

Ceiling:	Drywall Ceiling
Egress Corridors:
Flooring:    Carpet
Base:    Vinyl
Walls:    Paint
Ceilings:    2’x2’ acoustical ceiling tile
Restrooms:
Flooring:    Porcelain tile
Base:    6” high sanitary coved porcelain tile
Walls:    Full height ceramic tile for walls behind urinals with vinyl wall covering elsewhere
Ceilings:    2’x2’ acoustical ceiling tile
Lavatories:    Solid surface countertops with stainless steel bowls
Mechanical and Electrical Rooms:
Flooring:        Sealed concrete
Base:        Vinyl
Walls:        Paint
Ceilings:        None
Janitor’s Closet:
Flooring:        Sealed concrete
Base:        Vinyl
Walls:        Paint with FRP to 4’ around the mop sink
Ceilings:        None
Exit Stairs:
Flooring:        Sealed concrete
Base:        Vinyl at landings, steel stringers will be painted
Walls:        Paint
Ceilings:        None

Tenant Spaces:
Flooring:        Unfinished (shall be part of tenant finish work)
Base:        Unfinished (shall be part of tenant finish work)
Perimeter Walls:    Insulated, furred, drywall and sanded ready for finishes

Ceiling:	Unfinished (shall be part of tenant finish work)
Specialties
Window Treatments
Exterior windows in tenant areas will be equipped with 1” horizontal blinds. Blinds will be provided in a color selected from the manufacturer’s standard color chart. All blinds will be inside mount installation.
Toilet Partitions and Accessories
The following stainless steel accessories have been included:

·	Toilet tissue dispensers

·	Paper towel dispensers and Waste Receptacle - fully recessed

·	Urinal Screens

·	Soap dispenser - under counter mount

·	Grab bars for handicapped stalls

·	Unframed mirrors over the vanity tops

·	Feminine napkin disposal units (women’s)
Miscellaneous
Signage for the shell building consists of labels for the core areas including men’s and women’s restrooms, electrical and mechanical rooms, and the janitor’s closet.
One (1) free standing postal mailbox shall be provided exterior of the building.
Elevator
Three (3) passenger elevators will be provided and one (1) freight elevator will be provided. The passenger elevator shall have a capacity of 3,500 lbs., a cab ceiling height of 9’-0” and speeds appropriate for a Class A office. The freight elevator will have a capacity of 4,000 pounds and cab ceiling height of 10’-0”.
Fire Protection
A complete wet pipe fire protection sprinkler/standpipe system will be installed in accordance with all local governing authorities, including a double-detector check valve assembly. Sprinkler design is based upon light hazard occupancies throughout the building. Density shall be 0.10 gpm over the most remote 1,500 sq. ft.
Stand pipes to be provided in the stairwells with 2 ½” fire dept valves at each floor landing for fire department use (hoses and cabinets not provided). Individual sprinkler system control valves to be provided for each floor level with a 2” common drain for easy maintenance and tenant finish of each floor independently.
Finished core and lobby areas will receive semi-recessed type sprinklers with white escutcheons (Architect shall review head locations for symmetry within the ceiling area). Each sprinkler to be provided on a 1” outlet with appropriate reducing fitting to allow for future economical relocation drops to tenant finishes as they are determined. Head spacing in future finished areas to be limited to approximately 225 sq. ft per head and shall be turned upward until areas are finished.
Heating, Ventilation and Air Conditioning
Conditioned air will be supplied to the occupied spaces via a self-contained DX Variable Air Volume (VAV) Air Conditioning System located on each floor and thermostatically controlled from individual zones. A cooling tower located on the roof shall discharge heat from water that is piped to each DX unit. The HVAC system has been designed with an “open office” plan. Each zone will have a thermostat and a maximum interior zone of 1,500 SF and maximum exterior zone of 800 SF. All exterior exposures will constitute a zone and will have a sensor. Other areas requiring special zoning consideration will be considered above and beyond shell scope and will be addressed prior to fit-up.
Two self-contained units per each half of the building are provided. The self-contained units can be activated independently depending on which zones are demanding heating/cooling. The cooling tower and associated pumps will stage on based on total demand. Each self-contained unit will provide airflow that varies per floor ranging from approximately 16,000cfm per unit, per floor to 19,500cfm per unit, per floor. The self-contained units can be activated independently depending on which zones are demanding heating/cooling. The cooling tower and associated pumps will turn on based on total demand.
Total outdoor air required meets 2012 North Carolina Mechanical Code Section 403.
The air conditioning system will be designed per requirements set forth in the Duke Realty Master MEP Specifications and local building codes.
Exhaust fans for the shell building restrooms shall be provided.
An energy recovery ventilator (ERV) shall be provided to control building pressurization and pretreat incoming, outside air.
Building Automation System
HVAC controls shall consist of a fully integrated Building Automation System (BAS) incorporating direct digital control (DDC) for energy management, equipment monitoring and control. All shall include open licenses with access to both station and platform provided to Duke Realty at the highest administrative levels. Workbench and any other configuration/programming tools shall be embedded and licensed to Duke Realty.

All application specific controllers (ASCs) shall be LonMark certified with all necessary configuration/programming tools or software provided and licensed to Duke Realty. All graphics, alarms, histories, passwords, etc shall comply with published standards that shall be provided by Duke Realty. The completed system shall be configured to communicate via the NACs to the Duke Realty Enterprise level Web Supervisor via a high speed internet connection.
Plumbing
Plumbing will include a complete sanitary sewer system with waste and vent piping in the building connected to the site sanitary system outside the building. Water closets and urinals will be wall-hung with an adjustable carrier system, and allow for one handicapped water closet per toilet room. Automatic battery operated flush valves are to be provided on water closets. Automatic battery operated flush valves are to be provided on urinals.
Stainless steel water coolers, one standard and handicapped on at each pair of restrooms, will be installed. Mop sinks will be provided in each janitor's closet.
An electric water heater will be located on each floor. Hot water piping will be insulated where exposed. All hot and cold-water piping will be copper. Floor drains will be provided in each toilet room. Internal roof drains will be installed as required. Overflow scuppers shall be provided per code requirements. Shut off valves for the water supply shall be installed at supplies to each user. A backflow preventer and booster pump will be installed as required.
One sanitary sewer line shall be run the length of the first floor with a 4” cleanout as required per code. Two (2) sanitary and domestic lines shall be run vertically from the first floor to the fifth floor. These lines shall run up two separate columns.
Frost-free hose bibs are to be provided at each exposure of the building.
Electrical
Service and Distribution
Electric service will consist of one (1) 4,000 amp 480V/277V, three phase four wire primary services. The transformers shall be installed by the Utility Company within 50’ of the building. Empty conduits from the pad mounted transformer to the termination point will be provided for the primary service feed as directed by the Utility Company. Conductors will be installed by the Utility Company. Secondary electrical service including conduit and conductors shall be provided by the electrician. Main switchgears will be located in the electric room on the first floor. Increases in service size due to specialized uses shall be funded through the tenant improvement allowances of the tenants.
Power distribution shall be provided via conduit and wire or bus duct to each floor, allowing electrical load flexibility throughout the entire building. Distribution will be 480V/277V for lighting panel boards and 120/208V for receptacle panel boards provided at each floor. Capacities to the floor level electrical rooms will be per Duke Master Specifications.

Site Lighting
Parking lot lighting will be provided with 30’ high pole lights provided by Duke Energy. An average maintained lighting level of 2.0 foot-candles shall be provided. The exterior lighting system will be controlled by photocell for automated operation.
Architectural lighting of the facility shall be provided at approximately 30’-0” centers around the perimeter. Soffit lights shall be provided at the entries to the facility.
Interior Lighting
Interior lighting will be furnished and installed in all finished core areas such as Restrooms, Corridors and Service areas.
Telephone and Data
Four (4) 4” conduits shall be provided from utility source to the main telephone/telecommunications room for use by the Tenant’s telephone and data provider. A 4’x8’ sheet of plywood shall be secured to the framing of the main telephone/telecommunications room to accommodate equipment, cabling and hardware.
Two (2) 4” riser sleeves (one each for tenant and landlord) shall be provided at each floor to allow connectivity between floors.
Two (2) 4” spare conduits shall be provided from the main telephone/telecommunications room to a location outside the building to allow for connectivity with future buildings within the development.
Power Requirements
General power receptacles will be provided in all core areas as required by code.
Systems
A complete code compliant fire alarm system shall be installed to accommodate the entire building (including future Tenant Improvements). Only devices (horns, strobes, pull stations, duct smoke detectors, etc.) for the building’s core and shell shall be provided. All devices for the tenant areas shall be designed, furnished, installed and funded through the tenant improvement work. The fire alarm enunciator panel will include a graphic zone plan.

EXHIBIT B-2

PRELIMINARY PLANS

Exhibit B-2

OTHER TENANT
COMMON CORRIDOR
OTHER TENANT
COMMON
CORRIDOR
CHANNEL ADVISOR
CHANNEL ADVISOR
COMMON AREA
NORTH

ALLIANCE ARCHITECTURE

channeladvisor

Perimeter Park IV
MORRISVILLE, NC

Ground Floor Plan - Leased Area Plan

Scale: N.T.S.
Date: 08-13-14

MEET./COLLAB.
WRITABLE SURFACE
COFFEE
CONF.
PROJECT
OVERHEAD DOOR
KNOWLEDGE CAR
WALLTALKER
SERVICES
ENCLOSED BOOTH
BLEACHERS
OPEN TO ABOVE
UP
QUIET ZONE
NORTH

ALLIANCE ARCHITECTURE

channeladvisor®

Perimeter Park IV
MORRISVILLE, NC

Third Floor - Preliminary Plan

Scale: N.T.S.
Date: 08-13-14

MEET/COLLAB.
KNOWLEDGE BAR
WRITABLE SURFACE
QUIET ZONE
OVERHEAD DOOR
PROJECT
SERVICES
ENCLOSED BOOTH
COFFEE
CONF.
BLEACHERS
OPEN TO ABOVE AND BELOW
UP
DN
WRITABLE SURFACE
MEET/COLLAB.
WALL TALKER

ALLIANCE ARCHITECTURE

channeladvisor®

Perimeter Park IV
MORRISVILLE, NC

NORTH

Fourth Floor - Preliminary Plan

Scale: N.T.S.
Date: 08-13-14

MEET./COLLAB.
CONFERENCE
LOUNGE
CONFERENCE
CONFERENCE
QUIET ZONE
WRITABLE SURFACE
GALLEY
ENCLOSED BOOTH
RECEPTION
UP
DISPLAY
CONFERENCE
OVERHEAD DOOR
KNOWLEDGE BAR
PROJECT
SERVICES
WRITABLE SURFACE
MEET./COLLAB.
ENCLOSED BOOTH
OVERHEAD DOOR
WRITABLE SURFACE
QUIET ZONE
WRITEABLE SURFACE
BLEACHERS
OPEN TO BELOW
DN
CONF.
CONF.
MEET./COLLAB.

ALLIANCE ARCHITECTURE

channeladvisor

Perimeter Park IV
MORRISVILLE, NC

NORTH

Fifth Floor - Preliminary Plan

Scale: N.T.S.
Date: 08-13-14

EXHIBIT C

LETTER OF UNDERSTANDING

Duke Realty Limited Partnership
Attention: ______________________, Property Manager

RE:    Office Lease between Duke Realty Limited Partnership, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership ("Landlord") and ChannelAdvisor Corporation, a Delaware corporation ("Tenant") for the Leased Premises located at 3025 Carrington Mill Boulevard, Suites 100, 300, 400 and 500, Morrisville, North Carolina 27560 (the "Leased Premises"), within Perimeter Park, dated ________________ (the "Lease").

Dear _________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is ____________________________.

2.	The rent commencement date is ___________________.

3.	The expiration date of the Lease is ___________________.

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.
Landlord has completed the improvements designated as Landlord's obligation under the Lease (excluding Punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned's knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ____ day of _________________, 20____.

[Exhibit - Not to be executed]

CHANNELADVISOR CORPORATION, a Delaware corporation

By: _________________________________
Name: ______________________________
Title: ________________________________

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

In the event of an inconsistency between the following rules and regulations and the terms contained in the body of the Lease, the terms contained in the body of the Lease shall control.

1.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2.    No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord's prior written approval, except as part of the Tenant Improvements and approved Alterations. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent or LED, of a quality, type, design and tube color reasonably approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord's standard lettering.

4.    The sashes, sash doors, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.

5.    The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.    No tenant shall in any way deface any part of the Leased Premises or the Building (except for nails for the display of artwork). No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct, except as part of the Tenant Improvements and approved Alterations. Tenant shall direct electricians as to where and how telephone or data cabling are to be introduced, subject to Landlord's reasonable approval. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord, except as part of the Tenant Improvements and approved Alterations.

Exhibit D

7.    No bicycles, vehicles, birds or animals of any kind (except service animals and as otherwise provided in the Lease) shall be brought into or kept in or about the Leased Premises (except as otherwise expressly set forth in the Lease), and except with respect to Tenant's food service area as described in Exhibit B-1 or otherwise as reasonably permitted by Landlord, no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

8.    The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. Tenant may have a fitness center as described in Exhibit B-1 or otherwise as reasonably permitted by Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

9.    No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

10.    No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

11.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes. Tenant shall be entitled to install a badging system to allow employees to access the Leased Premises.

12.    No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord's supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

Exhibit D

13.    Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord's opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

14.    Tenant shall have the right to access the Leased Premises twenty-four (24) hours per day, seven (7) days per week. The business hours for the Building shall be 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday (upon forty-eight (48) hours prior request from Tenant), excluding legal holidays. Landlord reserves the right to require all persons entering the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturday, Sunday and legal holidays to register with Landlord's security personnel at the Building. Each tenant shall be responsible for all persons entering the Building at tenant's invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

15.    No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Any persons employed by any tenant to do janitorial work or other work in the Leased Premises shall, while in the Building and outside of the Leased Premises, be subject to and under the control and direction of Landlord (but not as an agent or servant of Landlord), and tenant shall be responsible for all acts of such persons.

16.    Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

17.    All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

18.    Intentionally omitted.

19.    There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

20.    The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.

21.    The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

22.    Tenants will insure that all doors to the Leased Premises are securely locked, and water faucets are turned off before leaving the Building.

Exhibit D

23.    Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees. Tenant's employees shall be allowed to park their automobiles in the Building's parking areas overnight.

24.    Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

It is Landlord's desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

Exhibit D

EXHIBIT E

FORM OF IRREVOCABLE LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF_______

DATE: _______, 2014

BENEFICIARY:
DUKE REALTY LIMITED PARTNERSHIP
C/O DUKE REALTY CORPORATION
3715 DAVINCI COURT, SUITE 300
PEACHTREE CORNERS, GA 30092
ATTN: RALEIGH MARKET ATTORNEY

APPLICANT:
CHANNELADVISOR CORPORATION
2701 AERIAL CENTER PARKWAY
MORRISVILLE NC 27560

AMOUNT: US$______________ ( U.S. DOLLARS ______________________________________)

EXPIRATION DATE: JUNE 30, 2015

LOCATION: SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF_______ IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT "A" ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.
2. A DATED DRAWING CERTIFICATE IN THE FORM OF EXHIBIT “B” ATTACHED SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY.

PARTIAL DRAWS ARE ALLOWED. THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR

Exhibit E

OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. A COPY OF ANY SUCH NOTICE SHALL ALSO BE SENT, IN THE SAME MANNER, TO DUKE REALTY LIMITED PARTNERSHIP, 600 EAST 96TH STREET, SUITE 100, INDIANAPOLIS, INDIANA 46240, ATTN: GENERAL COUNSEL FOR INFORMATION ONLY. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND ________________ (INSERT FINAL EXPIRATION DATE) WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE BY THE ISSUING BANK ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN ITS ENTIRETY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF EXHIBIT “C” ATTACHED HERETO). APPLICANT SHALL PAY OUR TRANSFER FEE OF ¼ OF 1% OF THE TRANSFER AMOUNT (MINIMUM $250.00). ANY REQUEST FOR TRANSFER WILL BE EFFECTED BY US SUBJECT TO THE ABOVE CONDITIONS. HOWEVER, ANY REQUEST FOR TRANSFER IS NOT CONTINGENT UPON APPLICANT’S ABILITY TO PAY OUR TRANSFER FEE. ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR ABOVE-SPECIFIED OFFICE. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL LETTER OF CREDIT TO THE TRANSFEREE.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION OR BY FACSIMILE TRANSMISSION AT: (408) 496-2418 OR (408) 969-6510 ; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (408) 654-6274 OR (408) 654-7716 OR (408) 654-3035, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE TO HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.

IF A SIGHT DRAFT AND DRAWING CERTIFICATE ARE PRESENTED HEREUNDER BY SIGHT OR BY FACSIMILE TRANSMISSION AS PERMITTED HEREUNDER, BY 10:00 A.M., PACIFIC TIME, AND PROVIDED THAT SUCH SIGHT DRAFT AND DRAWING CERTIFICATE CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE TO YOU, OR TO YOUR DESIGNEE, OF THE AMOUNT SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS, NOT LATER THAN 2:00 P.M., PACIFIC TIME, ON THE NEXT BUSINESS DAY. IF A SIGHT DRAFT AND A DRAWING CERTIFICATE ARE PRESENTED BY YOU HEREUNDER AFTER THE TIME SPECIFIED ABOVE, AND PROVIDED THAT SUCH SIGHT DRAFT AND DRAWING CERTIFICATE CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE TO YOU, OR TO YOUR DESIGNEE, OF THE

Exhibit E

AMOUNT SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS, NOT LATER THAN 2:00 P.M., PACIFIC TIME, ON THE SECOND FOLLOWING BUSINESS DAY. IF A DEMAND FOR PAYMENT MADE BY YOU HEREUNDER DOES NOT, IN ANY INSTANCE, CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, WE SHALL GIVE YOU NOTICE WITHIN ONE (1) BUSINESS DAY THAT THE DEMAND FOR PAYMENT WAS NOT EFFECTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, STATING THE REASONS THEREFOR AND THAT WE WILL UPON YOUR INSTRUCTIONS HOLD ANY DOCUMENTS AT YOUR DISPOSAL OR RETURN THE SAME TO YOU. UPON BEING NOTIFIED THAT THE DEMAND FOR PAYMENT WAS NOT EFFECTED IN CONFORMITY WITH THIS LETTER OF CREDIT, YOU MAY ATTEMPT TO CORRECT ANY SUCH NON-CONFORMING DEMAND FOR PAYMENT TO THE EXTENT THAT YOU ARE ENTITLED TO DO SO AND WITHIN THE VALIDITY OF THIS LETTER OF CREDIT.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONA FIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES ISP98, INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590 (“ISP98”).

SILICON VALLEY BANK
_____[BANK USE]____________ ___[BANK USE]_____________
AUTHORIZED SIGNATURE AUTHORIZED SIGNATURE

Exhibit E

EXHIBIT "A"

    DATE: _______________                    REF. NO. ___________________

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF                  US$_________________

USDOLLARS _____________________________________________________________________
_________________________________________________________________________________

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY
LETTER OF CREDIT NUMBER NO. _______________________ DATED ___________________

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE             _______________________________
SANTA CLARA, CA 95054             (BENEFICIARY'S NAME)

...............................................................
Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY'S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE
SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK'S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY'S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS DRAFT, PLEASE CALL OUR L/C PAYMENT SECTION AT 408-654-6274 OR 408-654-7716 OR 408-654-3035 OR 408-654-7127 OR 408-654- 5545.

Exhibit E

EXHIBIT "B"

DRAWING CERTIFICATE

DATE:

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054 NO. SVBSF00___ DATED _______ ISSUED BY
ATTN: STANDBY LETTERS OF CREDIT SILICON VALLEY BANK, SANTA CLARA

[INSERT DATE OF CERTIFICATE]

DRAWN UNDER LETTER OF CREDIT NO: [LETTER OF CREDIT NUMBER] (THE "LETTER OF CREDIT")
DATED: [LETTER OF CREDIT ISSUE DATE]

THE UNDERSIGNED, DUKE REALTY LIMITED PARTNERSHIP (THE “BENEFICIARY”) HEREBY CERTIFIES THAT:

1)	THE BENEFICIARY IS THE LESSOR UNDER THAT CERTAIN _______LEASE DATED __________, 20__[INSERT DATE], AS AMENDED, BETWEEN THE BENEFICIARY, AS LESSOR, AND THE APPLICANT, AS LESSEE (THE “LEASE”).

2)	THE BENEFICIARY IS ENTITLED TO PAYMENT UNDER THE LETTER OF CREDIT IN THE AMOUNT OF $ _____[INSERT DRAW AMOUNT] BY REASON OF THE FOLLOWING CONDITION (MARK ONLY ONE):

___ THE APPLICANT HAS DEFAULTED UNDER THE LEASE.
___ THE EXPIRATION DATE OF THE LETTER OF CREDIT IS LESS THAN 45 DAYS FROM THE DATE OF THIS CERTIFICATE.

3)	PLEASE DIRECT PAYMENT UNDER THE LETTER OF CREDIT BY WIRE TRANSFER TO:
[DEPOSITORY BANK]
[DEPOSITORY BANK ADDRESS]
[ABA NO.]
[ACCOUNT NO.]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS DULY EXECUTED AND DELIVERED THIS CERTIFICATE.

DUKE REALTY LIMITED PARTNERSHIP

BY:	DUKE REALTY CORPORATION, ITS GENERAL PARTNER

BY:
NAME:
TITLE:

Exhibit E

EXHIBIT “C”

DATE:

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054 NO.              ISSUED BY
ATTN:INTERNATIONAL DIVISION. SILICON VALLEY BANK, SANTA CLARA
STANDBY LETTERS OF CREDIT L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)
(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

_____________________________
(BENEFICIARY’S NAME)
_____________________________
(SIGNATURE OF BENEFICIARY)

_____________________________
(NAME AND TITLE)

Exhibit E

Exhibit E

EXHIBIT F

DOG RELIEF AREA

EXHIBIT G

EXPANSION SPACE

EXHIBIT H

FORM OF TENANT EVENT AGREEMENT

This Tenant Event Agreement (this "Agreement") is executed as of this ______ day of ___________, 20____, by and between Duke Realty Limited Partnership, Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership ("Landlord") and ChannelAdvisor Corporation, a Delaware corporation ("Tenant").

WHEREAS, Landlord and Tenant entered into that certain lease dated August ____, 2014 (the "Lease"), whereby Tenant leases from Landlord certain premises commonly known as Suites 100, 300, 400 and 500 (the "Leased Premises") in the building located at 3025 Carrington Mill Boulevard, Morrisville, North Carolina 27560 (the "Building");

WHEREAS, Tenant desires to use a mutually agreeable location in the parking area serving the Building (collectively, the "Designated Areas") to host a food truck during the business hours for the Building (the "Event"); and

WHEREAS, Landlord has agreed to permit Tenant to use the Designated Areas for the Event, subject to the terms and conditions described below, and Tenant has agreed to release, indemnify and hold harmless Landlord from all injuries and damages arising from Tenant’s use of the Designated Areas for such purpose.

NOW THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Recitals. The foregoing recitals are hereby affirmed by the parties as true and correct and each such recital is incorporated herein by this reference. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Lease.

2.Grant of Use of Designated Areas. Landlord hereby grants to Tenant permission to use the Designated Areas for the Event.

3.Fee. Upon execution and delivery of this Agreement, Tenant shall pay to Landlord the sum of $0.00 Dollars for the Event.

4.Covenants of Tenant Regarding Event. In connection with the Event, Tenant understands and agrees to the following:

A.
The Event shall be limited to the business hours for the Building, and Tenant's right to conduct the Event shall extend for a period of six (6) months from the date of this Agreement (and shall be subject to renewal under the same terms and conditions contained herein).

B.
Tenant shall not place, attach, affix or otherwise install any signage or decorations in, on or about the Designated Areas, except as expressly consented to in writing by Landlord. In the event Landlord consents to such signage or decorations, Tenant shall be obligated to remove such decorations promptly upon completion of the Event and to otherwise repair and restore the Designated Areas to its condition existing prior to the Event.

Exhibit H

C.	Tenant shall comply with all reasonable directions of Landlord with respect to Tenant's use of the Designated Areas and with all applicable Building rules and regulations.

D.	Tenant shall use and occupy the Designated Areas in a safe, careful, reputable and lawful manner for the Event and shall not use the Designated Areas for any other purposes whatsoever.

E.	Tenant shall not be permitted to sell or provide to anyone any alcoholic beverages within the Designated Areas.

F.	Except with respect to the food trucks, Tenant shall not engage in any cooking or food preparation in the Designated Areas, except as otherwise expressly consented to in writing by Landlord.

G.
Tenant shall not do or permit anything to be done on or about the Designated Areas which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them.

5.Tenant's Cleaning Obligation. Upon completion of the Event, Tenant shall remove all of its personal property, decorations, waste materials and rubbish from in, on or about the Designated Areas and restore the Designated Areas to the condition existing prior to the Event. The disposal of all waste materials or rubbish by Tenant shall be done in compliance with all laws, rules and regulations. Should Tenant fail to comply with the obligations set forth herein, Landlord may, at the sole cost and expense of Tenant, perform such cleaning services which Tenant shall reimburse Landlord for said costs as Additional Rent pursuant to the Lease.

6.Insurance. Tenant shall maintain insurance as required in the Lease. In addition, Tenant shall cause the third-party contractor to secure and maintain commercial general liability insurance in the amount of Two Million Dollars ($2,000,000.00) issued by an insurance company reasonably acceptable to Landlord, naming Landlord as an additional insured. Prior to the Event, Tenant shall furnish Landlord with a certificate of insurance evidencing such third-party contractor coverage required herein.

7.Tenant's Release and Indemnification of Landlord. Tenant shall assume the risk of, be responsible for, and, to the fullest extent permitted under applicable laws, release, indemnify, defend and hold Landlord, and its officers, members, managers, agents, contractors, employees and invitees, harmless from any and all claims, actions, suits, damages, liabilities, costs, and expenses, including but not limited to reasonable attorneys’ fees and disbursements, relating to or arising out of: (i) the Event, including, without limitation, the serving and consumption of food and alcoholic beverages; (ii) any default or failure of Tenant to perform its obligations under this Agreement; (iii) the condition of the Designated Areas; or (iv) the acts or omissions of Tenant or Tenant’s employees, contractors or agents on or about the Designated Areas or the Property. Tenant shall bear the risk of any loss or damage to Tenant’s personal property in, on or about the Designated Areas. Tenant’s indemnification as described herein shall survive the termination of this Agreement and with respect to claims brought in connection with the Event.

8.Condition of Designated Areas. Tenant has personally inspected the Designated Areas and accepts the same "AS IS", and it is understood and agreed that Landlord is not making and has not at any time made any representations or warranties of any kind or character, express or implied, with respect to the Designated Areas. Landlord assumes no obligation to make any improvements to, or to provide any security for, the Designated Areas, or to ensure that the Designated Areas complies with applicable zoning ordinances

Exhibit H

or other laws and regulations. Tenant agrees that all of Tenant's personal property of every kind or description which may at any time be on the Designated Areas shall be on the Designated Areas at Tenant's sole risk or at the risk of those claiming through or under Tenant, and in no event shall Landlord be liable for the same.

9.Notices. All notices required or permitted to be given pursuant to this Agreement shall be made via U.S. Mail or express courier to such party’s address as provided in the Lease.

10.General. The terms and provisions of this Agreement shall be governed and construed in accordance with the laws of the State in which the Designated Areas are located. The captions and section numbers shall not be considered in any way to effect the interpretation of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs and personal representatives. This Agreement shall not be construed with resort to any presumption against the preparer or maker hereof. This Agreement may not be amended except in writing, signed by both parties hereto.

11.Authority. Each party hereto hereby certifies that (a) the individual signing on behalf of said party is fully empowered and duly authorized by any and all necessary action or consent required under any articles of incorporation, bylaws, operating agreement or other agreement to execute and deliver this Agreement for and on behalf of said party; (b) said party has full capacity, power and authority to enter into and carry out its obligations under this Agreement; and (c) this Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of such party.

12.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument. Delivery of this Agreement may be accomplished by electronic facsimile or PDF reproduction ("Electronic Delivery"); if Electronic Delivery is utilized, the original document shall be promptly executed and/or delivered, if requested.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

Exhibit H

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first set forth above.
TENANT:

ChannelAdvisor Corporation, a Delaware corporation

By:
Printed:
Title:

LANDLORD:

Duke Realty Limited Partnership, Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

By:    Duke Realty Corporation,
its General Partner

By:
Printed: Amy K. Mayer
Title: VP Asset Management & Customer Service

Exhibit H